Exhibit 99.5

PUC DOCKET NO. 34448

APPLICATION OF CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC FOR FINANCING ORDER	§ § §	PUBLIC UTILITY COMMISSION OF TEXAS

TABLE OF CONTENTS

I.	DISCUSSION AND STATUTORY OVERVIEW				5

II.	DESCRIPTION OF PROPOSED TRANSACTION				13

III.	FINDINGS OF FACT				19

	A.	IDENTIFICATION AND PROCEDURE			19
		1.		Identification of Applicant and Application	19
		2.		Procedural History	20
		3.		Notice of Application	22
	B.	QUALIFIED COSTS AND AMOUNT TO BE SECURITIZED			23
		1.		Identification and Amounts	23
		2.		Balance to be Securitized	24
		3.		Issuance Advice Letter	25
		4.		Tangible and Quantifiable Benefit	27
		5.		Present Value Cap	28
		6.		Total Amount of Revenue to be Recovered	29
	C.	STRUCTURE OF THE PROPOSED SECURITIZATION			30
		1.		BondCo	30
		2.		Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability	32
		3.		Transition Property	33
		4.		Servicer and the Servicing Agreement	34
		5.		Retail Electric Providers	36
		6.		Transition Bonds	43
		7.		Security for Transition Bonds	44
			a.	The General Subaccount	45
			b.	The Capital Subaccount	45
			c.	The Excess Funds Subaccount	46
			d.	Other Subaccounts	47
		8.		General Provisions	47
		9.		Transition Charges—Imposition and Collection, Nonbypassability, and Self-Generation	48
		10.		Allocation of Qualified Costs among Texas Retail Consumers	50
		11.		True-Up of Transition Charges	52
		12.		Interim True-Up	54
		13.		Adjustment to PBRAFs	55
		14.		Additional True-Up Provisions	56
		15.		Designated Representative	56
		16.		Lowest Transition Bond Charges	58
	D.	USE OF PROCEEDS			60
	E.	WAIVER OF P.U.C. PROC. R. 22.35(B)			60

IV.	CONCLUSIONS OF LAW				60

V.	ORDERING PARAGRAPHS				70

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A.	APPROVAL	70
B.	TRANSITION CHARGES	73
C.	TRANSITION BONDS	75
D.	SERVICING	79
E.	RETAIL ELECTRIC PROVIDERS	82
F.	STRUCTURE OF THE SECURITIZATION	84
G.	USE OF PROCEEDS	85
H.	MISCELLANEOUS PROVISIONS	85

Appendix A Form of Issuance Advice Letter

Appendix B Form of Tariff (Schedule TC3)

Appendix C Up-Front Qualified Costs and Ongoing Qualified Costs

ii

PUC DOCKET NO. 34448

APPLICATION OF CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC FOR FINANCING ORDER	§ § § §	PUBLIC UTILITY COMMISSION OF TEXAS

FINANCING ORDER

This Financing Order addresses the application of CenterPoint Energy Houston Electric, LLC (CenterPoint) under Subchapter G of Chapter 39 of the Public Utility Regulatory Act1 (PURA): (1) to securitize the Securitizable Balance and other up-front qualified costs, (2) for approval of the proposed securitization financing structure, (3) for approval of transition charges sufficient to recover principal and interest on the transition bonds plus ongoing qualified costs, and (4) for approval of a tariff to implement the transition charges.

On July 23 and 24, 2007, CenterPoint submitted settlement agreements in which the signatories agreed to certain modifications to the application (together, the Settlement Agreement). As discussed in this Financing Order, the Commission finds that CenterPoint’s application, as modified by the Settlement Agreement and this Financing Order, should be approved. The Commission also finds that the securitization approved in this Financing Order meets all applicable requirements of PURA. Accordingly, the Commission (1) approves the securitization of the Securitizable Balance, which consists of the principal amount that remains to be collected through continued application of the CTC if the CTC were to remain in effect for its then remaining term, minus the difference between (a) the balance of unexpended environmental retrofit funds CenterPoint is required to refund pursuant to the final order in Docket No. 33823 and (b) the settled adjustment to the fuel balance approved in Docket No. 34031;2 (2) authorizes, subject to

[1]	TEX. UTIL. CODE ANN. §§ 11.001-66.017 (Vernon 2007), as amended.
[2]	As set forth in Schedule 2 of CenterPoint’s Response to Order Requiring Additional Number Run, the remaining CTC balance as of September 29, 2007 is $533,569,946. Pursuant to the final order in Docket No. 33823, the balance of the unspent environmental retrofit funds CenterPoint is required to refund is $45 million. The settled adjustment to the fuel over-recovery balance approved in Docket No. 34031, minus the Texas-New Mexico Power (TNMP) allocation, plus interest, is currently $17,698,154. The resulting unexpended balance of environmental costs after subtraction of the settled adjustment to the fuel over-recovery balance would be $27,301,846. Accordingly, CenterPoint’s Securitizable Balance, as approved by the Commission, would total $506,268,100.

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the terms of this Financing Order, the issuance of transition bonds in one or more series in an aggregate amount not to exceed the Securitizable Balance as of the date the transition bonds are issued plus up-front qualified costs of $5,715,000; (3) approves the structure of the proposed securitization financing, including the requested prohibition on issuing bonds denominated in foreign currencies and entering into interest rate hedges; (4) approves transition charges in an amount to be calculated as provided in this Financing Order; (5) approves the form of tariff, as provided in this Financing Order, to implement those transition charges; and (6) finds that the potential benefits of (a) floating-rate notes and interest-rate swaps within the bond structure and (b) issuing transition bonds denominated in foreign currencies will not outweigh the costs and the incremental risks to customers; therefore, the Commission concludes that floating-rate notes and interest-rate swaps should not occur within the transition bond structure and that CenterPoint should not be authorized to issue bonds denominated in a foreign currency.

In order to approve the securitization of the regulatory assets and other true-up amounts, the Commission must consider whether the proposed securitization meets the financial tests set out in PURA Chapter 39, Subchapter G. The three financial tests require that the total revenues collected under the financing order are less than the revenues collected using conventional financing methods (total revenues test),3 that the securitization of the regulatory assets and other true-up amounts provides greater tangible and quantifiable benefits to ratepayers than would have been achieved without the issuance of the transition bonds (tangible and quantifiable benefits test),4 and that the amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bonds associated with the regulatory assets or other true-up amounts sought to be securitized (present value test).5

[3]	PURA § 39.303.
[4]	PURA § 39.301.
[5]	PURA § 39.301.

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CenterPoint submitted evidence in the Settlement Agreement and in response to the Commission’s orders requiring number runs issued on August 21, 2007 and September 4, 2007 that the proposed securitization met each of the financial tests set out in Subchapter G of PURA. The calculations performed by CenterPoint demonstrated that the transaction would pass these tests. Considering the magnitude of the benefits provided, the Commission declines to determine a particular number for each benefit conferred by the securitization. Accordingly, in quantifying the benefit to ratepayers as a result of this securitization, the Commission refers to the ranges of benefits calculated under CenterPoint’s expected case scenario, in which the transition bonds bear 5.68% weighted-average interest, and its sensitivity scenario, in which the bonds are subject to a 7.32% weighted-average interest rate.

CenterPoint’s evidence in the Settlement Agreement and revised number runs showed that as a result of the securitization approved by this Financing Order, consumers in CenterPoint’s service area will realize benefits currently estimated to be approximately $57 million on a present value basis, using the expected weighted average interest rate,6 and $9 million if interest rates rise to 7.32%.7 In addition, with interest rates increased to 7.32%, the securitization approved by this Financing Order will result in a reduction in the amount of revenues collected by CenterPoint of approximately $196,000, on a nominal basis, when compared to the amount that would have been collected under CTCs which reflects the conventional financing methods that would otherwise be used to recover the costs.8 In the expected case, the securitization will result in a reduction in the amount of revenues collected by CenterPoint of approximately $71 million.9 The Commission concludes the benefits for consumers set forth in CenterPoint’s evidence are fully indicative of the benefits that consumers will realize from the securitization approved in this Financing Order; however, in the issuance advice letter, CenterPoint will be required to update the benefit analysis to verify that the final structure of the securitization satisfies the statutory financial tests.

[6]	See CenterPoint’s Response to Order Requiring Additional Number Run, Schedule 1A (Sep. 6, 2007).
[7]	See id. at Schedule 1B.
[8]	See id. at Schedule 1B.
[9]	See id. at Schedule 1A.

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On December 17, 2004, the Commission issued an Order on Rehearing in Docket No. 29526 determining that CenterPoint is entitled pursuant to PURA § 39.262 to recover $2,300,888,665 of costs associated with the transition to competitive retail markets plus excess mitigation credits provided by CenterPoint after August 31, 2004.10 The $2,300,888,665 balance was as of August 31, 2004 and, pursuant to the terms of the order in Docket No. 29526, accrues interest on the unrecovered balance until it is collected. Pursuant to the Commission’s financing order in Docket No. 30485, CenterPoint securitized approximately $1.8 billion of that balance through transition bonds issued December 16, 2005. The remainder of that true-up balance is being recovered through CTCs that became effective August 1, 2005 pursuant to the Commission’s order in Docket No. 30706.

CenterPoint’s application in Docket No. 30485 sought approval to securitize the entire true-up balance; however, the Commission determined that a portion of those amounts were not eligible for securitization. During the 2007 legislative session, the legislature amended PURA to permit securitization of the entire true-up balance.11

CenterPoint provided a general description of the proposed transaction structure in its application and in the testimony and exhibits submitted in support of its application. The proposed transaction structure does not contain every relevant detail and, in certain places, uses only approximations of certain costs and requirements. The final transaction structure will depend, in part, upon the requirements of the nationally-recognized credit rating agencies that will rate the transition bonds and, in part, upon the market conditions that exist at the time the transition bonds are taken to the market.

While the Commission recognizes the need for some degree of flexibility with regard to the final details of the securitization transaction approved in this Financing

[10]	Appeals of the Commission’s final order in Docket No. 29526 are currently pending before the Third Court of Appeals in Austin in CenterPoint Energy Houston, Electric, LLC and Texas Genco, LP v. Pub. Util. Comm’n of Texas, et al., Case No. 03-05-00557-CV.
[11]	Act of May 29, 2007, H.B. 624 §§ 2-4, 80th Leg., R.S. (to be codified as an amendment to TEX. UTIL. CODE. ANN. §§ 39.301-39.303).

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Order, its primary focus is upon the statutory requirements—the most important of which is to ensure that securitization results in tangible and quantifiable benefits to ratepayers—that must be met prior to issuing a financing order.

In view of these obligations, the Commission has established certain criteria in this Financing Order that must be met in order for the approvals and authorizations granted in this Financing Order to become effective. This Financing Order grants authority to issue transition bonds and to impose and collect transition charges only if the final structure of the securitization transaction complies in all material respects with these criteria. The authority and approval granted in this Financing Order is effective only upon CenterPoint filing with the Commission an issuance advice letter demonstrating compliance with the provisions of this Financing Order.

I. Discussion and Statutory Overview

The Texas Legislature amended PURA in 1999 to provide for competition in the provision of retail electric service.12 To facilitate the transition to a competitive environment, electric utilities are authorized to undertake securitization financing of qualified costs.13 The Legislature provided this option for recovering qualified costs based on the conclusion that securitized financing will result in lower carrying costs for utility assets relative to the costs that would be incurred using conventional utility financing methods. As a precondition to the use of securitization, the Legislature required that the utility demonstrate that ratepayers would receive tangible and quantifiable benefits as a result of securitization and that this Commission make a specific finding that such benefits exist before issuing a financing order. Consequently, a basic purpose of securitized financing—the recovery of an electric utility’s qualified costs—is conditioned upon the other basic purpose—providing economic benefits to consumers of electricity in this state.

[12]	See Act of May 27, 1999, 76th Leg., R.S., ch. 405, 1999 TEX. GEN. LAWS 2543 (codified primarily at TEX. UTIL. CODE Chapters 39, 40, and 41).
[13]	See PURA §§ 39.201, 39.301-39.303.

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The Commission’s prior financing orders14 determined that PURA authorized securitization of only part of the true-up balance. Effective June 15, 2007, PURA was amended to provide that all other elements of the true-up balances determined pursuant to §§ 39.201 and 39.262 of PURA may be securitized.15 Amended PURA § 39.301 allows a utility to securitize its regulatory assets and other amounts determined under Section 39.201 or 39.262. In its application for financing order, CenterPoint sought to securitize the remaining amounts that are currently being collected by CenterPoint through Rider CTC, plus and minus other amounts described in the application, including a $12.5 million adjustment to the fuel over-recovery balance determined in Docket No. 3403116 and the amount of unspent environmental retrofit funds determined in Docket No. 33823.17

The Commission finds that while CenterPoint’s remaining CTC balance is an amount determined under § 39.262, the $12.5 million adjustment to the fuel over-recovery balance determined in Docket No. 34031 is neither a regulatory asset nor an amount determined under § 39.201 or 39.262. “Regulatory assets” is defined by PURA § 39.302(5) as “the generation-related portion of the Texas jurisdictional portion of the amount reported by the electric utility in its 1998 annual report on Securities and Exchange Commission Form 10-K as regulatory assets and liabilities, offset by the applicable portion of generation-related investment tax credits permitted under the Internal Revenue Code of 1986.” Docket No. 34031, in which the $12.5 million adjustment to the fuel over-recovery balance was determined, was not a proceeding instituted under either PURA § 39.201 or 39.262; thus, inclusion of this amount in a securitization proceeding brought under PURA § 39.301 would not be warranted.

[14]	Application of CenterPoint Energy Houston Electric, LLC for Financing Order, Docket No. 30485, Financing Order at 1 (Mar. 16, 2005).
[15]	Act of May 28, 2007, H.B. 624 §§ 2-4, 80th Leg., R.S. (to be codified as an amendment to TEX. UTIL. CODE. ANN. §§ 39.301-39.303).
[16]	Application of CenterPoint Energy Houston Electric, LLC and City of Houston to Approve Final Fuel Balance, Docket No. 34031, Order (Jun. 27, 2005).
[17]	Application of CenterPoint Energy Houston Electric LLP for Approval to Refund Unspent Environmental Retrofit Funds, Docket No. 33823, Order, (Aug. 21, 2007).

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The $45 million balance of unspent environmental retrofit funds that CenterPoint is required to refund pursuant to the final order in Docket No. 33823, on the other hand, is an amount determined under PURA § 39.262.18 The initial determination of the amount for environmental expenditures as stranded costs was made in CenterPoint’s true-up case in Docket No. 29526. The final order in Docket No. 29526 recognized that some of the approved environmental costs had been incurred but not yet spent and provided that if any portion of the approved costs was not spent on environmental programs by December 31, 2006, then the Commission would determine the appropriate manner for CenterPoint to return the unused funds to customers.19 The entire amount of environmental costs approved in Docket No. 29526 was included in the amount authorized by the Commission for securitization in Docket No. 30485, CenterPoint’s first securitization case.20 Therefore, the Commission finds that it is appropriate to offset the remaining CTC balance to be securitized by the $45 million balance of unexpended environmental retrofit funds, subject to the additional offset described immediately below. Such treatment effectuates the Commission’s prior determination in Docket No. 29526 that CenterPoint is required to return any unused, approved environmental funds to customers.

The Commission finds that the $12.5 million (plus interest) settled adjustment to the fuel balance may be used to offset the $45 million refund for unspent environmental retrofit funds approved in Docket No. 33823. Such treatment will enable CenterPoint to immediately recover the settled adjustment to the fuel balance that was approved in Docket No. 34031. The remaining balance of the unspent environmental retrofit funds refund, which is approximately $27.3 million, shall be deducted from the remaining CTC balance to form the Securitizable Balance. Treatment of the adjustment to the fuel over-recovery balance in this manner removes the $12.5 million (plus interest) from the securitization process, which complies with the description amended in PURA § 39.301 of those amounts that may be securitized.

[18]	Application of CenterPoint Energy Houston Electric LLP for Approval to Refund Unspent Environmental Retrofit Funds, Docket No. 33823, Order (Aug. 21, 2007).
[19]	Docket No. 29526, Order on Rehearing at 43-44 (Dec. 17, 2004).
[20]	Application of CenterPoint Energy Houston Electric, LLC for a Financing Order, Docket No. 30485, Financing Order (Mar. 16, 2005).

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To securitize an electric utility’s qualified costs, the Commission may authorize the issuance of securities known as transition bonds. Transition bonds are generally defined as evidences of indebtedness or ownership that are issued under a financing order, are limited to a term of not longer than 15 years, and are secured by or payable from transition property.21 The net proceeds from the sale of the transition bonds must be used to reduce the amount of a utility’s recoverable regulatory assets or other true-up amounts through the refinancing or retirement of the utility’s debt or equity. If transition bonds are approved and issued, retail electric consumers must pay the principal, interest, and related charges of the transition bonds through transition charges. Transition charges are nonbypassable charges that will be paid as a component of the monthly charge for electric service. Transition charges must be approved by the Commission pursuant to a financing order.22

The Commission may adopt a financing order only if it finds that the total amount of revenues to be collected under the financing order is less than the revenue requirement that would be recovered using conventional financing methods and that the financing order is consistent with the standards of PURA § 39.301. The Commission must ensure that the net proceeds of transition bonds may be used only for the purpose of reducing the amount of recoverable costs through the refinancing or retirement of utility debt or equity. In addition, the Commission must ensure that (1) securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of the transition bonds, and (2) the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of a financing order. Finally, the amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bonds associated with the amounts sought to be securitized, and the present value calculation must use a discount rate equal to the proposed interest rate on the transition bonds. All of these statutory requirements go to ensure that securitization will provide real benefits to retail consumers.

[21]	See PURA § 39.302(6).
[22]	See PURA § 39.302(7).

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The essential finding by the Commission that is needed to issue a financing order is that ratepayers will receive tangible and quantifiable benefits as a result of securitization. This finding can only be made upon a showing of economic benefits to ratepayers through an economic analysis. An economic analysis is necessary to recognize the time value of money in evaluating whether and the extent to which benefits accrue from securitization. Moreover, an economic analysis recognizes the concept that the timing of a payment can be as important as the magnitude of a payment in determining the value of the payment. Thus, an analysis showing an economic benefit is necessary to quantify a tangible benefit to ratepayers.

Economic benefits also depend upon a favorable financial market—one in which transition bonds may be sold at an interest rate lower than the carrying costs of the assets being securitized. The precise interest rate at which transition bonds can be sold in a future market, however, is not known today. Nevertheless, benefits can be calculated based upon certain known facts (e.g. the amount of assets to be securitized and the cost of the alternative to securitization) and assumptions (e.g. the interest rate of the transition bonds, the term of the transition bonds and the amount of other qualified costs). By analyzing the proposed securitization based upon those facts and assumptions, a determination can be made as to whether tangible and quantifiable benefits result. To ensure that benefits are realized, the securitization transaction must conform to the structure ordered by the Commission and an issuance advice letter must be presented to the Commission immediately prior to issuance of the bonds demonstrating that the actual structure and costs of the bonds will provide tangible and quantifiable benefits. The cost-benefit analysis contained in the issuance advice letter must reflect the actual structure of the bonds.

CenterPoint’s financial analysis shows that securitizing the Securitizable Balance along with CenterPoint’s other qualified costs in the manner provided by this Financing Order will produce an economic benefit to ratepayers of approximately $9 million on a present value basis.23 This benefit will result if the bond market is unfavorable and

[23]	See CenterPoint’s Response to Order Requesting Additional Number Run at Schedule 1B (Sep. 6, 2007).

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12 year transition bonds are issued at a weighted-average interest rate of 7.32%, which is the maximum weighted-average interest rate allowed by this Financing Order. Assuming that the transition bonds are, as CenterPoint projected in its updated number run, subject to a 5.68% weighted-average annual interest rate, the benefit will be approximately $57 million on a present-value basis.24 The economic benefit to ratepayers will be larger if a more favorable market allows the transition bonds to be issued at a lower interest rate and will be smaller if the issuance of transition bonds is delayed.

To issue a financing order, PURA also requires that the Commission find that the total amount of revenues collected under the financing order will be less than would otherwise have been collected under conventional financing methods. The analysis in the updated number run demonstrates that revenues will be reduced by approximately $196,000 on a nominal basis under this Financing Order compared to the amount that would be recovered if the costs continue to be recovered through CTCs, assuming 12 year bonds are issued at a 7.32% weighted-average interest rate.25 Under the expected scenario in which 12 year bonds are issued at a 5.68% weighted-average annual interest rate, securitization saves ratepayers approximately $71 million in nominal revenue.26 If transition bonds are issued in a more favorable market, or bonds with a maximum expected life less than 12 years are issued, this reduction in revenues will be larger.

Before the transition bonds may be issued, CenterPoint must submit to the Commission an issuance advice letter in which it demonstrates, based upon the actual market conditions at the time of pricing, that the proposed structure and pricing of the transition bonds will provide real economic benefits to retail consumers and comply with the statutory financial tests and terms of this Financing Order. As part of this submission, CenterPoint must also certify to the Commission that the structure and pricing of the transition bonds results in the lowest transition bond charges consistent with market conditions at the time of pricing and the terms of this Financing Order. The form of certification that must be submitted by CenterPoint is set out in Appendix A to this

[24]	See id. at Schedule 1A.
[25]	See id. at Schedule 1B.
[26]	See id. at Schedule 1A.

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Financing Order. The Commission, by order, may stop the issuance of the transition bonds authorized by this Financing Order if CenterPoint fails to make this demonstration or certification.

PURA requires that transition charges be charged for the use or availability of electric services to recover all qualified costs.27 Transition charges can be recovered over a period that does not exceed 15 years.28 The Commission concludes that this prevents the collection of transition charges from retail consumers for services rendered after the 15-year period but does not prohibit recovery of transition charges for service rendered during the 15-year period but not actually collected until after the 15-year period.

Transition charges will be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in this Financing Order.29 The rights to impose, collect, and receive transition charges (including all other rights of an electric utility under the financing order) are only contract rights until they are first transferred to an assignee or pledged in connection with the issuance of transition bonds. Upon the transfer or pledge of those rights, they become transition property and, as such, are afforded certain statutory protections to ensure that the charges are available for bond retirement.30

This Financing Order contains terms, as permitted under PURA § 39.461, ensuring that the imposition and collection of transition charges authorized herein will be nonbypassable.31 It also includes a mechanism requiring that transition charges be reviewed and adjusted at least annually, within 45 days of the anniversary date of the issuance of the transition bonds, to correct any overcollections or undercollections during the preceding 12 months and to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in

[27]	See PURA § 39.302(7).
[28]	See PURA § 39.303(b).
[29]	See PURA § 39.302(7).
[30]	See PURA § 39.304(b).
[31]	See PURA § 39.306.

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connection with the transition bonds.32 In addition to the required annual reviews, more frequent reviews are allowed to ensure that the amount of the transition charges matches the funding requirements approved in this Financing Order. These provisions will help to ensure that the amount of transition charges paid by retail consumers does not exceed the amount necessary to cover the costs of this securitization. To encourage utilities to undertake securitization financing, other benefits and assurances are provided.

The State of Texas has pledged, for the benefit and protection of financing parties and electric utilities, that it will not take or permit any action that would impair the value of transition property, or, except for the true-up expressly allowed by law, reduce, alter, or impair the transition charges to be imposed, collected and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full.33

Transition property constitutes a present property right for purposes of contracts concerning the sale or pledge of property and the property will continue to exist for the duration of the pledge of the State of Texas as described in the preceding paragraph.34 In addition, the interests of an assignee or pledgee in transition property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the bankruptcy of the electric utility or any other entity.35 Further, transactions involving the transfer and ownership of transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.36 The creation, granting, perfection, and enforcement of liens and security interests in transition property are governed by PURA § 39.309 and not by the Texas Business and Commerce Code.37

[32]	See PURA § 39.307.
[33]	See PURA § 39.310.
[34]	See PURA § 39.304(b).
[35]	See PURA § 39.305.
[36]	See PURA § 39.39.311.
[37]	See PURA § 39.309(a).

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The Commission may adopt a financing order providing for the retiring and refunding of transition bonds only upon making a finding that the future transition charges required to service the new transition bonds, including transaction costs, will be less than the future transition charges required to service the transition bonds being retired or refunded.38 CenterPoint has not requested, and this Financing Order does not grant, any authority to refinance transition bonds authorized by this Financing Order. This Financing Order does not preclude CenterPoint from filing a request for a financing order to retire or refund the transition bonds approved in this Financing Order upon a showing that the statutory criteria in PURA § 39.303(g) are met.39

To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in PURA § 39.302.

II. Description of Proposed Transaction

A description of the transaction proposed by CenterPoint is contained in its application and the filing package submitted as part of the application. A brief summary of the proposed transaction is provided in this section. A more detailed description is included in the Findings of Fact, Section III.C, titled “Structure of the Proposed Securitization” and in the application and filing package submitted as part of the application.

To facilitate the proposed securitization, CenterPoint proposed that one or more special purpose entity transition bond companies be created to which will be transferred the rights to impose, collect, and receive transition charges along with the other rights arising pursuant to this Financing Order. The Commission determines that, because of the size of this proposed securitization, only one special purpose entity transition bond

[38]	See PURA § 39.303(g).
[39]	See PURA § 39.303(g).

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company (BondCo) should be created. Upon transfer, these rights will become transition property as provided by PURA § 39.304. BondCo will issue transition bonds and will transfer the net proceeds from the sale of the transition bonds to CenterPoint in consideration for the transfer of the transition property. BondCo will be organized and managed in a manner designed to achieve the objective of maintaining BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of CenterPoint or any other affiliates of CenterPoint or any of their respective successors. In addition, BondCo will have at least one independent manager whose approval will be required for certain major actions or organizational changes by BondCo.

The transition bonds will be issued pursuant to an indenture and administered by an indenture trustee. The transition bonds will be secured by and payable solely out of the transition property created pursuant to this Financing Order and other collateral described in CenterPoint’s application. That collateral will be pledged to the indenture trustee for the benefit of the holders of the transition bonds and to secure payment of certain qualified costs.

The servicer of the transition bonds will collect the transition charges and remit those amounts to the indenture trustee on behalf of BondCo. The servicer will be responsible for filing any required or allowed true-ups of the transition charges. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may appoint a successor servicer. CenterPoint will act as the initial servicer for the transition bonds.

Retail electric providers (REPs) will be required to meet certain financial standards to collect transition charges under this Financing Order. If the REP qualifies to collect transition charges, the servicer will bill to and collect from the REP the transition charges attributable to the REP’s customers. The REP in turn will bill to and collect from its retail customers the transition charges attributable to them. If any REP fails to qualify to collect transition charges or defaults in the remittance of those charges to the servicer of the transition bonds, another entity can assume responsibility for collection of the transition charges from the REP’s retail customers.

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Transition charges will be calculated to ensure the collection of an amount sufficient to service the principal, interest, and related charges for the transition bonds and in a manner that allocates this amount to the various classes of retail consumers as provided in PURA and Commission orders. The transition charges will be calculated pursuant to the method described in Schedule TC3, a pro forma copy of which is contained in Appendix B.40 In addition to the annual true-up required by PURA § 39.307, periodic true-ups may be performed as necessary to ensure that the amount collected from transition charges is sufficient to service the transition bonds. In addition, an adjustment to the transition charge class allocations will be allowed under certain circumstances. The methodology for making true-ups and allocation adjustments and the circumstances under which each shall be made are described in pro-forma Schedule TC3, attached to this Financing Order as Appendix B.

The Commission determines that CenterPoint’s proposed level transition charge structure should be utilized. This structure, which was used in each of CenterPoint’s prior securitizations, is designed to produce essentially level residential rates over the recovery period if the actual year-to-year changes in customers’ loads match the changes forecast at the time the transition bonds are structured and that annual loads and costs match those used to develop each transition charge true-up. If the transition bonds are issued in more than one series, the transition charges for each series must provide a level transition charge structure.

CenterPoint Witness Kilbride testified that all of the bonds issued in prior Texas securitizations have been issued with a fixed interest rate. A fixed interest rate is necessary to assure that consumers benefit from the securitization. CenterPoint Witness Kilbride noted that the benefits of fixed rates can be achieved through a combination of floating rate bonds and interest rate swaps. Use of swaps, however, creates additional risks related to the ability of the swap counterparty to perform for the full term of the bonds. While use of floating rate bonds and interest rate swaps were actively considered in prior transactions, no floating rate bonds have ever been issued in Texas. Mr. Kilbride

[40]	If more than one series of transition bonds is issued, each series will have a separately numbered Schedule, but each will be in the form of Schedule TC3 with such changes as are necessary to reflect the fact that the transition bonds will be issued in more than one series.

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testified that while there are some potential purchasers of transition bonds that are primarily interested in holding floating rate obligations, it is not necessary to issue floating rate bonds to attract those purchasers. CenterPoint’s own experience with its 2005 securitization was that it was more efficient to issue fixed rate bonds and allow the purchaser of the bonds to convert them to floating rates through swaps entered into by the purchaser outside the transaction. Such a conversion, in fact, was done by at least one large purchaser of bonds in the 2005 securitization. In our last two financing orders (i.e. AEP and Entergy) the Commission concluded that the possible benefit of floating rate bonds did not outweigh the cost of preparing for and executing swaps and the potential risks swaps would impose on consumers.41 As a result the financing orders in those proceedings prohibited use of swaps and thus, effectively, issuance of floating rate bonds. We reach the same conclusion in this proceeding and will prohibit CenterPoint from issuing floating rate bonds and employing related swaps.

CenterPoint witness Kilbride also testified that in the 2005 CenterPoint securitization substantial costs were incurred to facilitate issuance of bonds denominated in foreign currency.42 Ultimately, CenterPoint and the Commission’s financial advisor concluded that CenterPoint should not issue any transition bonds denominated in foreign currencies. Denominating bonds in foreign currency would create currency risks for consumers. While those risks can be reduced through use of derivatives, as is the case with swaps, the derivatives will themselves create risk for consumers. Interest rate hedges can also be used to lock in interest rates or limit the variability of interest rates prior to issuance of the bonds; however, such hedges constitute a bet on the direction of future market changes, which is neither necessary nor appropriate. Hedges also create additional costs and risks if, for any reason, the transition bonds are not issued or the amount issued is different from the principal amount hedged. As a result, this financing order prohibits CenterPoint from issuing bonds denominated in foreign currencies and from entering into interest rate hedges.

[41]	Application of AEP Texas Central Company for a Financing Order, Docket No. 32475 Financing Order at 14-15 (Jun. 21, 2006); Application of Entergy Gulf States, Inc. for a Financing Order, Docket No. 33586 Financing Order at 2 (Apr. 2, 2007).
[42]	Direct Testimony of Marc Kilbride (Kilbride Direct) at 4.

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CenterPoint requested approval of transition charges sufficient to recover the principal and interest on the transition bonds plus ongoing qualified costs as described in this Financing Order and Appendix C attached hereto. CenterPoint requests that the transition charges be recovered from REPs and through them from retail consumers and that the amount of the transition charges be calculated based upon the allocation methodology and billing determinants specified in Schedule TC3. CenterPoint also requests that certain standards related to the billing and collection of transition charges be applied to REPs, as specified in Schedule TC3. To implement the transition charges and billing and collection requirements, CenterPoint requests approval of Schedule TC3.

CenterPoint requested authority to securitize and to cause the issuance of transition bonds in an aggregate principal amount not to exceed the sum of (1) the Securitizable Balance at the date of issuance of the transition bonds plus (2) its actual up-front qualified costs of issuing, supporting and servicing the transition bonds. CenterPoint’s estimated balance to be securitized and its amounts for up-front qualified costs were based on an assumed issuance date of September 30, 2007. CenterPoint proposed that these amounts be updated in the issuance advice letter to reflect the actual issuance date of the transition bonds, and other relevant current information as permitted by this Financing Order and that CenterPoint be authorized to securitize the updated aggregate principal balance and up-front qualified costs as reflected in the issuance advice letter.

CenterPoint requested in its application that its up-front or ongoing costs of issuing and maintaining the transition bonds be recovered respectively through the transition bonds and transition charges approved in this proceeding. CenterPoint estimated that its up-front costs would total approximately $6.1 million, while its ongoing costs of servicing the transition bonds would total approximately $632,000 per year for each year of the term of the bonds.43 The estimates are based on assumptions regarding a number of variables that will directly affect the level of up-front and ongoing qualified costs including (1) the total Securitizable Balance will be $551,268,100; (2) only one series of transition bonds will be issued; (3) the financing order proceeding will not be contested; and (4) the Commission will not use an outside advisor to assist it in this transaction.

[43]	See Settlement Agreement, Exhibit A, Schedule 6; Brian Direct, Figures JSB-1, Schedule 6.

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The Commission’s analysis of CenterPoint’s request begins with the finding that certain of the company’s up-front qualified costs that are permitted to be securitized, as well as certain of the ongoing costs that the company proposes to recover directly through transition charges, should be capped. This finding accords with CenterPoint’s prior securitizations, and other securitization proceedings in this state. CenterPoint’s case does not present sufficient distinctions to merit deviating from this practice.

The Commission finds that CenterPoint should be permitted to securitize its up-front costs of issuance in accordance with the terms of this Financing Order. As set forth in this Financing Order, up-front qualified costs shall be capped at $5,715,000. In capping CenterPoint’s up-front qualified costs, the Commission is mindful of the fact that several of the components of these total cost balances will vary depending upon the size of the final issuance of the transition bonds. For instance, the Commission realizes that the SEC registration fee, rating agency fees, and underwriters’ fees are proportional to the amount of qualified costs actually securitized. In addition, the SEC formula for calculating registration fees changes from time to time. Although the aggregate up-front qualified costs are capped at $5,715,000, in the issuance advice letter CenterPoint should update the SEC registration fee, rating agency fees, and underwriters’ fees proportionately to reflect the actual qualified costs securitized.

CenterPoint is authorized to recover its actual ongoing costs of servicing and administration directly through the transition charges subject to a cap on servicing fees equal to 0.05% of the initial principal amount of transition bonds issued pursuant to this and a $100,000 cap on administrative fees, which will apply as long as CenterPoint continues to serve as the servicer or administrator, respectively. Ongoing qualified costs, other than the servicer and administrative fees charged by CenterPoint when it is the servicer and administrator, are not capped. They are, however, estimated on Appendix C. The estimated ongoing qualified costs should be updated in the issuance advice letter to reflect more current information then available to CenterPoint. In accordance with the terms of this Financing Order and subject to the approval of the indenture trustee, the Commission will permit a successor servicer to CenterPoint to recover a higher servicer fee if CenterPoint ceases to service the transition property.

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III. Findings of Fact

A. Identification and Procedure

1. Identification of Applicant and Application

1.	CenterPoint is a transmission and distribution utility which owns and operates for compensation an extensive transmission and distribution network to provide electric service in the portion of this state which is included in ERCOT. CenterPoint is an indirect wholly-owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy).

2.	On March 31, 2004, in Docket No. 29526, CenterPoint, Texas Genco, LP and Reliant Energy Retail Services, LLC (RERS) jointly filed an application to determine the true-up balance CenterPoint is entitled to recover in connection with the transition from a regulated to a competitive electricity market in ERCOT as required under PURA § 39.262. After contested hearings, in an order issued on November 23, 2004, the Commission determined that CenterPoint was entitled to recover an aggregate balance of $2,300,888,665 plus the excess mitigation credits provided and interest accrued after August 31, 2004.

3.	On March 16, 2005, the Commission issued a financing order in Docket No. 30485 authorizing CenterPoint to securitize a portion of the balance determined in Docket No. 29526. CenterPoint completed that securitization on December 16, 2006.

4.	On July 14, 2005, the Commission issued its final order on Docket No. 30706 authorizing CenterPoint to implement CTCs to recover the portion of the Docket No. 29526 balance that was not securitized. CenterPoint implemented the CTC effective August 1, 2005.

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2. Procedural History

5.	On June 28, 2007, CenterPoint filed its application for a financing order under Subchapter G of Chapter 39 of PURA to permit securitization of (1) the Securitizable Balance as of the date of issuance of the transition bonds plus (2) up-front qualified costs. The application includes exhibits, schedules, attachments, and testimony.

6.	The following parties intervened in this proceeding and were granted party status: the Office of Public Utility Counsel (OPC); Air Products and Chemicals, Inc. (Air Products); Alliance for Retail Markets (ARM); City of Houston and Coalition of Cities (COH/COC); Direct Energy, LP (Direct); Gulf Coast Coalition of Cities (GCCC); RERS; and Texas Industrial Energy Consumers (TIEC).

7.	On July 23 and 24, 2007, CenterPoint submitted the Settlement Agreement, to which the following parties were signatories: CenterPoint and Commission Staff.

8.	The Settlement Agreement includes the following agreements.

A.	The signatories agreed that the expected final maturity of the last tranche of transition bonds will not exceed 12 years (although the legal final maturity of the transition bonds may extend to 15 years), which approximates the remaining life of CenterPoint’s current Rider CTC.

B.

The signatories agreed that the $6.37 million aggregate cap on up-front qualified costs proposed in the Application will be decreased by $1.2 million (i.e. to $5.17 million). The Settlement Agreement states that this reduction in the aggregate cap is attributable to a $1 million reduction of estimated legal fees (to a level slightly below the levels reported in the issuance advice letter submitted by Entergy Gulf States, Inc. in Docket No. 33586) and a $200,000 reduction in other up-front cost categories (to amounts closer to the levels reported by Entergy in Docket No. 33586), and is conditioned upon a transaction that is consistent with the Entergy transaction. The Settlement Agreement provides that this reduction to the

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aggregate cap on up-front qualified costs is expressly conditioned upon there being (a) no floating-rate notes or interest-rate swaps; (b) no bonds denominated in a foreign currency; (c) only one series of transition bonds; and (d) no outside financial advisor engaged by the Commission for this transaction. The Settlement Agreement further provides that, in the event any of the conditions are not satisfied, CenterPoint may seek to recover any actual costs in excess of the capped amount, including legal fees, through a surcharge to CenterPoint’s rates for transmission and distribution service, consistent with the treatment of such costs in CenterPoint’s financing order in Docket No. 30485.

C.	Because the Securitizable Balance includes variable amounts that could significantly increase the principal amount of transition bonds, the signatories agreed that it is reasonable and in the public that interest underwriters’ fees, SEC filing fees and rating agency fees not be included in the aggregate cap on up-front qualified costs because those fees are directly related to the size of the transaction. The Settlement Agreement provided that although this proposed treatment of such costs is a departure from Entergy Gulf States, Inc.’s financing order in Docket No. 33586, it is consistent with the prior CenterPoint and AEP financing orders.

D.	The signatories agreed to jointly request and support prompt issuance of a financing order in the form attached as Exhibit B to the Settlement Agreement authorizing the issuance of transition bonds in the principal amount equal to the Securitizable Balance plus up-front qualified costs as set forth therein.

E.	The signatories agreed that the above agreements resolve all matters in this case.

9.	In filing the Settlement Agreement, CenterPoint indicated that the following parties did not oppose the Settlement Agreement: Air Products; COH/COC; Direct; GCCC; OPC; RERS; and State. No party filed an opposition to the Settlement Agreement.

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10.	At its August 16, 2007 Open Meeting, the Commission approved the Settlement Agreement, as modified by this Financing Order.

11.	On August 21, 2007, the Commission issued an order requiring CenterPoint to conduct a number run on the amount approved by the Commission for securitization; CenterPoint filed a response to the Commission’s order on August 23, 2007.

12.	On September 4, 2007, the Commission issued an order requiring CenterPoint to conduct an additional number run as the response provided by CenterPoint on August 23, 2007 was not sufficient to enable the Commission to make certain statutory findings. CenterPoint filed a response to the Commission’s order requiring additional number run on September 6, 2007.

3. Notice of Application

13.	Notice of CenterPoint’s application was provided through publication once a week for two consecutive weeks in newspapers having general circulation in CenterPoint’s service area, beginning shortly after the filing of the application. In addition, CenterPoint provided individual notice to the governing bodies of all Texas incorporated municipalities that have retained original jurisdiction over CenterPoint and to each retail electric provider listed on the Commission website. Notice was also provided to all parties in Docket Nos. 29526, 30485, 30706, 33823 and 34031. Proof of publication was submitted in the form of publishers’ affidavits and verification of the mailing of individual notices and of the provision of notice to the municipalities.

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B. Qualified Costs and Amount to be Securitized

1. Identification and Amounts

14.	Qualified costs are defined in PURA to include 100% of an electric utility’s regulatory assets and 75% of its recoverable costs determined by the Commission under PURA § 39.201 and any remaining amounts determined under PURA § 39.262 together with the costs of issuing, supporting, and servicing transition bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of transition bonds. Qualified costs also include the costs to the Commission of acquiring professional services for the purpose of evaluating proposed securitization transactions.[44]

15.	Other qualified costs include the costs of issuing, supporting, and servicing the transition bonds and any transaction costs associated with retiring and refunding existing debt and equity securities with the proceeds from the transition bonds; provided, however, to the extent that the proceeds of transition bonds are used to retire or refund any debt owed by CenterPoint to an affiliate or any equity held by an affiliate, any transaction costs associated with retiring or refunding such affiliate-held debt or equity shall not be included in other qualified costs. The actual costs of issuing and supporting the transition bonds will not be known until the transition bonds are issued, and certain ongoing costs relating to the transition bonds may not be known until such costs are incurred. However, to satisfy its statutory obligations to ensure quantifiable and tangible benefits to ratepayers, it is appropriate to limit the amount of certain up-front qualified costs that may be included in the principal amount of the transition bonds so that the sum of those up-front qualified costs does not exceed $5.715 million, as shown in Appendix C. The amount of the costs identified in Appendix C to this Financing Order must be updated in the issuance advice letter to the extent they deviate from this estimate to ensure compliance with all statutory requirements.

[44]	See PURA § 39.302(4).

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2. Balance to be Securitized

16.	CenterPoint should be authorized to cause transition bonds to be issued in an aggregate principal amount equal to (1) the Securitizable Balance at the time of issuance plus up-front qualified costs subject to the aggregate cap on up-front costs of $5.715 million. The Securitizable Balance to be securitized, assuming that the transition bonds are issued on September 30, 2007, is estimated to be $506,268,100. In the issuance advice letter, CenterPoint should update the amounts to reflect the Securitizable Balance on the date of issuance and the actual up-front qualified costs, subject to the cap on up-front costs provided in this Financing Order. It is appropriate to recover the annual ongoing servicing fees and the annual fixed operating costs directly through transition charges. It is also appropriate to impose additional limits to ensure that the ongoing servicing fees incurred when CenterPoint serves as servicer do not exceed 0.05% of the initial principal balance of the transition bonds and that administrative fees incurred when CenterPoint is the administrator do not exceed $100,000 per year as shown in Appendix C. Ongoing costs other than the servicer and administrative fees charged by CenterPoint when it serves as servicer and administrator will not be capped but are estimated in Appendix C to this Financing Order.

17.	The $12.5 million (plus interest) settled adjustment to the fuel over-recovery balance approved in Docket No. 34031 shall be used to offset the $45 million refund for unspent environmental retrofit funds approved in Docket No. 33823. The remaining balance of the refund for unspent environmental retrofit funds, which is approximately $27.3 million, shall be deducted from CenterPoint’s remaining CTC balance to form the Securitizable Balance referred to in finding of fact 16.

18.	The proposed recovery of the sum described in findings of fact 16 and 17 through issuance of transition bonds as provided in this Financing Order should be approved because ratepayers will receive tangible and quantifiable benefits as a result of the securitization.

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3. Issuance Advice Letter

19.

Because the actual structure and pricing of the transition bonds and the precise amounts to be securitized will not be known at the time this Financing Order is issued, following determination of the final terms of the transition bonds and prior to issuance of the transition bonds, CenterPoint will file with the Commission for each series of transition bonds issued, and no later than 24 hours after the pricing date for that series of transition bonds, an issuance advice letter. The issuance advice letter will include CenterPoint’s best estimate of total up-front qualified costs for such issuance. The estimated total up-front qualified costs in the issuance advice letter may be included in the principal amount securitized, subject to the cap on up-front qualified costs set forth in this Financing Order. Within 60 days of issuance of the transition bonds, CenterPoint shall submit to the Commission a final accounting of the total up-front qualified costs. If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement for the first annual true-up adjustment shall be reduced by the amount of such unused funds (together with interest earned thereon through investment by the trustee in eligible investments) and such unused funds (together with interest earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the actual up-front qualified costs are more than the up-front qualified costs included in the principal amount securitized, CenterPoint may request recovery of the remaining up-front qualified costs through a surcharge to CenterPoint’s rates for transmission and distribution service, provided, however, that the recoverable aggregate costs (including amounts that were securitized) for those up-front qualified costs shall not exceed the cap on up-front qualified costs set forth in this Financing Order. In seeking to recover such costs, CenterPoint should be required to prove that the costs were prudently incurred, and reasonable and necessary. The excess or deficiency shall bear interest from the date of issuance of the transition bonds through the date the amounts are refunded or recovered, at the interest rate(s) applicable to refunds under the Commission’s

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rules. The issuance advice letter will report the actual dollar amount of the initial transition charges and other information specific to the transition bonds to be issued. CenterPoint’s issuance advice letter shall update the benefit analysis to verify that the final amount securitized satisfies the statutory financial tests. All amounts that require computation will be computed using the mathematical formulas contained in the form of the issuance advice letter in Appendix A to this Financing Order and Schedule TC3. The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

20.	CenterPoint will submit a draft issuance advice letter to the Commission Staff for review not later than two weeks prior to the expected date of commencement of marketing the transition bonds. Within one week after receipt of the draft issuance advice letter, Commission Staff will provide CenterPoint comments and recommendations regarding the adequacy of the information provided.

21.	The issuance advice letter shall be submitted to the Commission within 24 hours after the pricing of the transition bonds. Commission Staff may request such revisions of the issuance advice letter as may be necessary to assure the accuracy of the calculations and that the requirements of PURA and of this Financing Order have been met. The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds (which shall not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and the Financing Order.

22.	The completion and filing of an issuance advice letter in the form of the issuance advice letter attached as Appendix A, including the certification from CenterPoint

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discussed in findings of fact 23 and 101 is necessary to ensure that any securitization actually undertaken by CenterPoint complies with the terms of this Financing Order.

23.	The certification statement contained in CenterPoint’s certification letter shall be worded precisely as the statement in the form of the issuance advice letter approved by the Commission. Other aspects of the certification letter may be modified to describe the particulars of the transition bonds’ facts and the actions that were taken during the transaction.

4. Tangible and Quantifiable Benefit

24.	The statutory requirement in PURA § 39.301 that directs the Commission to ensure that securitization provides tangible and quantifiable benefits to ratepayers greater than would be achieved absent the issuance of transition bonds can only be determined using an economic analysis to account for the time value of money. An analysis that compares in the aggregate over the expected life of the transition bonds the present value of the revenue requirement associated with recovery of the Securitizable Balance through application of competition transition charges, which is the method that would be used to recover any portion of the balance not securitized and is reflective of conventional utility financing, with the present value of the revenue required under securitization is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to ratepayers.

25.

The financial analysis presented by CenterPoint in the Settlement Agreement and in response to the Commission’s orders requiring number runs indicates that securitization of the Securitizable Balance and other qualified costs as requested by CenterPoint is expected to result in approximately $9 million of tangible and quantifiable economic benefits to ratepayers on a present-value basis if the transition bonds are issued at the maximum weighted-average interest rate of 7.32% allowed by this Financing Order and with a 12-year expected life. Using the projected weighted-average interest rate of 5.68% and a 12-year expected life,

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the benefits of securitization would be approximately $57 million. These estimates assume the transition bonds will be issued September 30, 2007, and that actual up-front and ongoing qualified costs will be as shown on Appendix C to this Financing Order, subject to the cap of $5,715,000 for up-front qualified costs. The benefits for consumers set forth in CenterPoint’s evidence are fully indicative of the benefits consumers will realize from the securitization approved in this Financing Order; however, the actual benefit to ratepayers will depend upon the date of issuance of the transition bonds, market conditions at such time the actual scheduled maturity of the bonds and the amount actually securitized. CenterPoint will be required to provide an updated tangible and quantifiable benefit analysis in its issuance advice letter to verify that this statutory test is met.

5. Present Value Cap

26.	The amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bonds associated with conventional (i.e., non-securitized) recovery of the authorized amounts where the present value analysis uses a discount rate equal to the proposed interest rate on the transition bonds.[45] The analysis presented by CenterPoint in the Settlement Agreement and in response to the Commission’s orders requiring number runs to calculate economic benefits also demonstrates that the amount CenterPoint seeks to securitize does not exceed the present value of the revenue requirement associated with the securitized amount over the expected life of the transition bonds. The present value of the CTC revenue requirement (calculated using a weighted-average rate of 7.32% and an expected life of 12 years which is approximately equal to the expected remaining life of the CTC at the time the transition bonds are issued) is approximately $526 million. Using the projected weighted-average interest rate of 5.68%, the benefits of securitization would be even larger. Using a 5.68% weighted-average interest rate, the present value of the CTC revenue requirements would be approximately $575 million. In

[45]	See PURA § 39.301.

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comparison, the amount securitized would be approximately $506 million. These estimates assume the transition bonds will be issued September 30, 2007 with maximum expected lives of 12 years and that actual up-front and ongoing qualified costs will be as estimated on Appendix C to this Financing Order, subject to the cap of $5,715,000 for up-front qualified costs. The benefits for consumers set forth in CenterPoint’s evidence are fully indicative of the benefits consumers will realize from the securitization approved in this Financing Order; however, CenterPoint will be required to provide an updated present value analysis in its issuance advice letter to verify that this statutory test is met.

27.	The amount of qualified costs to be securitized does not exceed the present value of the revenue requirement over the maximum expected life of the transition bonds associated with the amount approved to be securitized in this Financing Order. The present value analysis uses a discount rate equal to the maximum allowed weighted average interest rate on the transition bonds on an annual basis.

6. Total Amount of Revenue to be Recovered

28.	The Commission is required to find that the total amount of revenues to be collected under this Financing Order will be less than the revenue requirement that would be recovered over the remaining life of the amounts that are securitized under this Financing Order, using conventional financing methods.[46] The appropriate conventional financing method with which to make this comparison is the recovery of the amount through continued collection of the CTCs. If 12-year transition bonds are issued at a 7.32% weighted-average interest rate, CenterPoint’s financial analysis indicates that the total amount of revenues to be collected under this Financing Order is expected to be approximately $196,000 less than the revenue requirement that would be recovered using conventional utility financing methods over the period under which they would be recovered through CTCs. Using the projected weighted-average interest rate of 5.68%, the benefits of securitization would be approximately $71 million. These estimates

[46]	See PURA § 39.303(a).

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assume the transition bonds will be issued September 30, 2007, with a maximum expected life of 12 years, and that actual up-front and ongoing qualified costs will be as estimated on Appendix C to this Financing Order, subject to the cap of $5,715,000 for up-front qualified costs. The benefits for consumers set forth in CenterPoint’s evidence are fully indicative of the benefits consumers will realize from the securitization approved in this Financing Order; however, CenterPoint will be required to provide an updated total revenue analysis in its issuance advice letter to verify that this statutory test is met.

C. Structure of the Proposed Securitization

1. BondCo

29.

For purposes of this securitization, CenterPoint will create BondCo, a special purpose transition funding entity which will be a Delaware limited liability company with CenterPoint as its sole member. BondCo will be formed for the limited purpose of acquiring transition property, issuing transition bonds in one or more series and in one or more tranches for each series, and performing other activities relating thereto or otherwise authorized by this Financing Order. BondCo will not be permitted to engage in any other activities and will have no assets other than transition property and related assets to support its obligations under the transition bonds. Obligations relating to the transition bonds will be BondCo’s only significant liabilities. These restrictions on the activities of BondCo and restrictions on the ability of CenterPoint to take action on BondCo’s behalf are imposed to achieve the objective that BondCo will be bankruptcy remote and not affected by a bankruptcy of CenterPoint. BondCo will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the transition bonds remain outstanding, BondCo will have at least one independent manager with no organizational affiliation with CenterPoint other than acting as an independent manager for one or more other bankruptcy-remote subsidiaries of CenterPoint or its affiliates.

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BondCo will not be permitted to amend the provisions of the organizational documents that relate to bankruptcy-remoteness of BondCo without the consent of the independent manager. Similarly, BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager. Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of BondCo as required by the rating agencies.

30.	The initial capital of BondCo is expected to be not less than 0.5% of the original principal amount of each series of transition bonds issued by BondCo. Funding of BondCo at this level is intended to protect the bankruptcy remoteness of BondCo. A sufficient level of capital is necessary to minimize this risk and, therefore, assist in achieving the lowest transition bond charges possible.

31.	BondCo will issue transition bonds in one or more series, and in one or more tranches for each series, in an aggregate amount not to exceed the principal amount approved by this Financing Order and will pledge to the indenture trustee, as collateral for payment of the transition bonds, the transition property, including BondCo’s right to receive the transition charges as and when collected, and certain other collateral described in CenterPoint’s application.

32.	Concurrent with the issuance of any of the transition bonds, CenterPoint will transfer to BondCo all of CenterPoint’s rights under this Financing Order, including rights to impose, collect, and receive transition charges approved in this Financing Order. This transfer will be structured so that it will qualify as a true sale within the meaning of PURA § 39.308. By virtue of the transfer, BondCo will acquire all of the right, title, and interest of CenterPoint in the transition property arising under this Financing Order.

33.	The use and proposed structure of BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transactions and to minimize the transition charges. Therefore, the use and proposed structure of BondCo should be approved.

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2. Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability

34.	CenterPoint requested approval to use additional forms of credit enhancement (including letters of credit, reserve accounts, surety bonds, or guarantees) and other mechanisms designed to promote the credit quality and marketability of the transition bonds if the benefits of such arrangements exceeded their cost. CenterPoint also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of qualified costs to be securitized. CenterPoint should be permitted to recover the up-front and ongoing costs of credit enhancements and arrangements to enhance marketability, provided that the Commission’s designated representative and CenterPoint agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. If the use of original issue discount, credit enhancements, or other arrangements is proposed by CenterPoint, CenterPoint shall provide the Commission’s designated representative copies of all cost/benefit analyses performed by or for CenterPoint that support the request to use such arrangements. This finding does not apply to the collection account or its subaccounts approved in this Financing Order.

35.	CenterPoint’s proposed use of credit enhancements and arrangements to enhance marketability is reasonable and should be approved, provided that CenterPoint certifies that the enhancements or arrangements provide benefits greater than their cost and that such certifications are agreed with by the Commission’s designated representative.

36.	In the prior financing orders issued to CenterPoint and its predecessors, the Commission authorized CenterPoint to enter into floating rate notes, interest rate swaps and hedges. None were issued.

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37.	In the Commission’s two most recent financing orders,[47] the Commission determined that the costs and risks of swap transactions outweighed the expected benefits and prohibited the use of interest rate swaps.

38.	The evidence submitted by CenterPoint in this proceeding established that use of floating rate notes, notes denominated in foreign currency, swaps or hedges would not be expected to result in the lowest transition bond charges, and would necessarily expose ratepayers to higher risks and greater uncertainty about future costs. Accordingly, the Commission has determined that CenterPoint should not be permitted to use floating rate notes, notes denominated in foreign currency, swaps or hedges in this transaction.

3. Transition Property

39.	Under PURA § 39.304(a), the rights and interest of an electric utility or successor under a financing order, including the right to impose, collect, and receive the transition charges authorized in the order, are only contract rights until they are first transferred to an assignee or pledged in connection with the issuance of transition bonds, at which time they will become transition property.

40.	The rights to impose, collect, and receive the transition charges approved in this Financing Order along with the other rights arising pursuant to this Financing Order will become transition property upon the transfer of such rights by CenterPoint to BondCo pursuant to PURA § 39.304.

41.	Transition property and all other collateral will be held and administered by the indenture trustee pursuant to the indenture, as described in CenterPoint’s application. This proposal will help ensure the lowest transition bond charges and should be approved.

[47]	Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order at 14-15 (Jun. 21, 2006); Application of Entergy Gulf States, Inc. for a Financing Order, Docket No. 33586, Financing Order at 2 (Apr. 2, 2007).

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42.	Under PURA § 39.304(b), transition property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of transition charges depends on further acts of the utility or others that have not yet occurred.

4. Servicer and the Servicing Agreement

43.

CenterPoint will execute a servicing agreement with BondCo. The servicing agreement may be amended, renewed, or replaced by another servicing agreement. The entity responsible for carrying out the servicing obligations under any servicing agreement is the servicer. CenterPoint will be the initial servicer but may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement and as authorized by the Commission. Pursuant to the servicing agreement, the servicer will be required, among other things, to impose and collect the applicable transition charges for the benefit and account of BondCo, to make the periodic true-up adjustments of transition charges required or allowed by this Financing Order, and to account for and remit the applicable transition charges to or for the account of BondCo in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement). Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the transition bonds, or the indenture trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of transition bonds, shall, appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement. The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed will be more fully described in the servicing agreement. The rights of BondCo under the servicing agreement will be included in the collateral pledged to the indenture trustee under the indenture for the

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benefit of holders of the transition bonds. CenterPoint currently serves as servicer of the transition charges related to the transition bonds issued by CenterPoint Energy Transition Bond Company, LLC in October 2001 pursuant to the financing order issued on June 1, 2000, in Docket No. 21665 and by CenterPoint Energy Transition Bond Company II, LLC in December 2005 pursuant to the financing order issued on March 16, 2005, in Docket No. 30485. Consequently, CenterPoint, as initial servicer of transition charges associated with transition bonds issued under this Financing Order will, and any successor servicer may, simultaneously be serving as servicer of separate transition charges associated with transition bonds for more than one issuer.

44.	The Servicing Agreement for this securitization shall contain a recital clause that the Commission, or its attorney, will enforce the Servicing Agreement for the benefit of Texas ratepayers to the extent permitted by law.

45.	The Servicing Agreement for this securitization shall include a provision that CenterPoint shall indemnify the Commission (for the benefit of consumers) in connection with any increase in servicing fees that become payable as a result of a default resulting from CenterPoint’s willful misconduct, bad faith, or negligence in performance of its duties or observance of its covenants under the Servicing Agreement. The indemnity will be enforced by the Commission but will not be enforceable by any REP or consumer.

46.

The obligations to continue to provide service and to collect and account for transition charges will be binding upon CenterPoint and any other entity that provides transmission and distribution services or direct wire services to a person that was a retail consumer located within the service area of CenterPoint’s predecessor, Houston Lighting & Power Company (HL&P), as it existed on May 1, 1999, or that became a retail consumer for electric services within such area after May 1, 1999, and is still located within such area. Further, and to the extent REPs are responsible for imposing and billing transition charges on behalf of BondCo, billing and credit standards approved in this Financing Order will be

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binding on all REPs that bill and collect transition charges from such retail consumers, together with their successors and assigns. The Commission will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

47.	To the extent that any interest in the transition property created by this Financing Order is assigned, sold, or transferred to an assignee,[48] CenterPoint will enter into a contract with that assignee that will require CenterPoint to continue to operate its transmission and distribution system in order to provide electric services to CenterPoint’s customers. This provision does not prohibit CenterPoint from selling, assigning or otherwise divesting its transmission and distribution system or any part thereof so long as the entity acquiring such facilities agrees to continue operating the facilities to provide electric services to CenterPoint’s customers.

48.	The proposals described in findings of fact 43 through 47 are reasonable, will reduce risk associated with the proposed securitization and will, therefore, result in lower transition bond charges and greater benefits to ratepayers and should be approved.

5. Retail Electric Providers

49.	The servicer will bill the transition charges to each retail consumer’s REP and the REP will collect the transition charges from its retail customers.

50.	Schedule TC3 sets forth minimum billing and collection standards to apply to REPs that collect transition charges approved by this Financing Order from retail electric consumers. The Commission finds that the REP standards set forth in Schedule TC3 are appropriate and should be adopted.

51.	The REP standards set forth in Schedule TC3 relate only to the billing and collection of transition charges authorized under this Financing Order, and do not

[48]

The term “assignee” means “any individual, corporation, or other legally recognized entity to which an interest in transition property is transferred, other than as security, including any assignee of that party.” PURA § 39.302(1).

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apply to collection of any other nonbypassable charges or other charges. The standards apply to all REPs other than REPs that have contracted with CenterPoint to have CenterPoint bill and collect transition charges from the REP’s retail consumers. REPs may contract with parties other than CenterPoint to bill and collect transition charges from retail consumers, but such parties shall remain subject to these standards. Upon adoption of any amendment to P.U.C. SUBST. R. 25.108, Commission Staff will open a proceeding to investigate the need to modify the standards in Schedule TC3 to conform to that rule, provided that such modifications may not be implemented absent prior written confirmation from each of the rating agencies that have rated the transition bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds.

52.	The REP standards are as follows:

(a) Rating, Deposit, and Related Requirements.

Each REP must (1) have a long-term, unsecured credit rating of not less than “BBB-” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively, or (2) provide (a) a deposit of two months’ maximum expected transition charge collections in the form of cash, (b) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of transition charge collections in the event that the REP defaults in its payment obligations, or (c) a combination of any of the foregoing. A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion. The indenture trustee shall be a beneficiary of any affiliate guarantee, surety bond or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit rating of not less than “BBB-” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively.

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(b) Loss of Rating.

If the long-term, unsecured credit rating from either Standard & Poor’s or Moody’s Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below “BBB-” or “Baa3” (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade. A REP failing to make such provision must comply with the provisions set forth in Paragraph (e).

(c) Computation of Deposit, etc.

The computation of the size of a deposit required under Paragraph (a) shall be agreed upon by the servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months’ maximum expected transition charge collections. Within 10 business days following such review, (1) the REP shall remit to the indenture trustee the amount of any shortfall in such required deposit or (2) the servicer shall instruct the indenture trustee to remit to the REP any amount in excess of such required deposit. A REP failing to so remit any such shortfall must comply with the provisions set forth in Paragraph (e). REP cash deposits shall be held by the indenture trustee, maintained in a segregated account, and invested in short-term high quality investments, as permitted by the rating agencies rating the transition bonds. Investment earnings on REP cash deposits shall be considered part of such cash deposits so long as they remain on deposit with the indenture trustee. At the instruction of the servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the transition bonds unless otherwise utilized for the payment of the REP’s obligations for transition charges. Once the deposit is no longer required, the servicer shall promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP.

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(d) Payment of Transition Charges.

Payments of transition charges are due 35 calendar days following each billing by the servicer to the REP, without regard to whether or when the REP receives payment from its retail customers. The servicer shall accept payment by electronic funds transfer, wire transfer, and/or check. Payment will be considered received the date the electronic funds transfer or wire transfer is received by the servicer, or the date the check clears. A 5% penalty is to be charged on amounts received after 35 calendar days; however, a 10 calendar-day grace period will be allowed before the REP is considered to be in default. A REP in default must comply with the provisions set forth in Paragraph (e). The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the servicer. The “current amount” consists of the total unpaid transition charges existing on the 36th calendar day after billing by the servicer. Any and all such penalty payments will be made to the indenture trustee to be applied against transition charge obligations. A REP shall not be obligated to pay the overdue transition charges of another REP. If a REP agrees to assume the responsibility for the payment of overdue transition charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP shall not be assessed the 5% penalty upon such transition charges; however, the prior REP shall not be relieved of the previously-assessed penalties.

(e) Remedies upon Default.

After the 10 calendar-day grace period (the 45th calendar day after the billing date) referred to in Paragraph (d), the servicer shall have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid transition charges and associated penalties due the servicer after the application of the REP’s deposit or alternate form of credit support. In addition, a REP that is in default with respect to the requirements set forth in Paragraphs (b), (c), or (d) shall, subject to the limitations and requirements of applicable bankruptcy laws if the REP is a debtor in bankruptcy, select and implement one of the following options:

(1) Allow the Provider of Last Resort (POLR) or a qualified REP of the consumer’s choosing to immediately assume the responsibility for the billing and collection of transition charges.

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(2) Immediately implement other mutually suitable and agreeable arrangements with the servicer. It is expressly understood that the servicer’s ability to agree to any other arrangements will be limited by the terms of the servicing agreement and requirements of each of the rating agencies that have rated the transition bonds necessary to avoid a suspension, withdrawal, or downgrade of the ratings on the transition bonds.

(3) Arrange that all amounts owed by retail consumers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the servicer with such amounts to be applied first to pay transition charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP.

If a REP that is in default fails to immediately select and implement one of the foregoing options or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the servicer shall immediately implement option (1), subject to the limitations and requirements of applicable bankruptcy laws if the REP is a debtor in bankruptcy. Upon re-establishment of compliance with the requirements set forth in Paragraphs (b), (c) and (d) and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph.

(f) Interest of REPs (Including the POLR) in Funds Held by Servicer.

Any interest that a REP (including the POLR) may have in any funds in the hands of the servicer shall be junior and subordinate to any and all rights of the indenture trustee or the issuer to such funds.

(g) Billing by Providers of Last Resort, etc.

The POLR appointed by the Commission must meet the minimum credit rating or deposit/credit support requirements described in Paragraph (a) in addition to any other

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standards that may be adopted by the Commission. If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of transition charges will immediately be transferred to and assumed by the servicer until a new POLR can be named by the Commission or the consumer requests the services of a certified REP. Retail consumers may never be re-billed by the successor REP, the POLR, or the servicer for any amount of transition charges they have paid their REP (although future transition charges shall reflect REP and other system-wide charge-offs). Additionally, if the amount of the penalty detailed in Paragraph (d) is the sole remaining past-due amount after the 45th calendar day, the REP shall not be required to comply with clauses (1), (2), or (3) of Paragraph (e), unless the penalty is not paid within an additional 30 calendar days.

(h) Disputes.

In the event that a REP disputes any amount of billed transition charges, the REP shall pay the disputed amount under protest according to the timelines detailed in Paragraph (d). The REP and servicer shall first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission. If the REP is successful in the dispute process (informal or formal), the REP shall be entitled to interest on the disputed amount paid to the servicer at the Commission-approved interest rate. Disputes about the date of receipt of transition charge payments (and penalties arising thereon) or the size of a required REP deposit will be handled in a like manner. It is expressly intended that any interest paid by the servicer on disputed amounts shall not be recovered through transition charges if it is determined that the servicer’s claim to the funds is clearly unfounded. No interest shall be paid by the servicer if it is determined that the servicer has received inaccurate metering data from another entity providing competitive metering services pursuant to PURA § 39.107.

(i) Metering Data.

If the servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If the servicer is not providing the metering, the entity providing the metering services will be responsible for complying with Commission rules and ensuring that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order with respect to billing and true ups.

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(j) Charge-Off Allowance.

The REP will be allowed to hold back an allowance for charge-offs in its payments to the servicer. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. In the initial year, REPs will be allowed to remit payments based on the same charge-off percentage then being used by the REP to remit payments to the servicer in connection with the then most recently established transition charges related to (i) the transition bonds issued by CenterPoint Energy Transition Bond Company, LLC on October 24, 2001, or (ii) the transition bonds issued by CenterPoint Energy Transition Bond Company II, LLC on December 16, 2005. On an annual basis in connection with the true-up process, the REP and the servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the servicer, provided that:

(1) The REP’s right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing transition charges) have been written off.

(2) The REP’s recourse will be limited to a credit against future transition charge payments unless the REP and the servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, BondCo or BondCo’s funds for such payments.

(3) The REP shall provide information on a timely basis to the servicer so that the servicer can include the REP’s default experience and any subsequent credits into its calculation of the adjusted transition-charge rates for the next transition-charge billing period and the REP’s rights to credits will not take effect until after such adjusted transition charges have been implemented.

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(k) Service Termination.

In the event that the servicer is billing consumers for transition charges, the servicer shall have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer pursuant to applicable Commission rules. In the event that a REP or the POLR is billing consumers for transition charges, the REP or POLR shall have the right to transfer customers to the POLR (or to another certified REP) or to direct the servicer to terminate transmission and distribution service to the end-use consumer for non-payment in accordance with the applicable Commission rules.

53.	The proposed billing and collection standards are the same as those adopted in Docket No. 21665 and Docket No. 30485 and currently applied by CenterPoint in its capacity as servicer under the transition bonds issued pursuant to the financing orders in those dockets.

54.	The proposed billing and collection standards for REPs and the applicability of those standards are appropriate for the collection of transition charges resulting from this Financing Order, are reasonable and will lower risks associated with the collection of transition charges and will result in lower transition bond charges and greater benefits to ratepayers. In addition, adoption of these standards will provide uniformity of standards for the billing and collection of transition charges for which CenterPoint acts as servicer. Therefore, the proposed billing and collection standards for REPs and the applicability of those standards described in findings of fact 51 through 52 should be approved.

6. Transition Bonds

55.

Transition bonds will be issued by BondCo in one or more series, and each series may be issued in one or more tranches. The legal final maturity date of any series of transition bonds will not exceed 15 years from the date of issuance of such series. The legal final maturity date of each series and tranche within a series and amounts in each series will be finally determined by CenterPoint and the Commission’s designated representative, consistent with market conditions and

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indications of the rating agencies, at the time the transition bonds are priced, but subject to ultimate Commission review through the issuance advice letter process. CenterPoint will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning transition property arising under this Financing Order, or to cause the issuance of any transition bonds authorized in this Financing Order, subject to the right of the Commission to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order. BondCo will issue the transition bonds on or after the fifth business day after pricing of the transition bonds unless, prior to noon on the fourth business day following pricing of the bonds, the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

56.	The Commission finds that the proposed structure, providing annual transition charges to residential customers that would be essentially level over the term of the transition bonds if the actual year-to-year changes in residential load match the changes forecast at the time the bonds are structured, is in the public interest and should be used. The approved structure is reasonable and should be approved, provided that the issuance advice letter demonstrates that all of the statutory financial requirements are met. This restriction is necessary to ensure that the stated economic benefits to ratepayers materialize.

7. Security for Transition Bonds

57.

The payment of the transition bonds and related charges authorized by this Financing Order is to be secured by the transition property created by this Financing Order and by certain other collateral as described in the application. The transition bonds will be issued pursuant to an indenture administered by the indenture trustee. The indenture will include provisions for a collection account for each series and subaccounts for the collection and administration of the transition charges and payment or funding of the principal and interest on the transition bonds and other costs, including fees and expenses, in connection with

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the transition bonds, as described in CenterPoint’s application. Pursuant to the indenture, BondCo will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the transition bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.

a. The General Subaccount

58.	The indenture trustee will deposit the transition charge remittances that the servicer remits to the indenture trustee for the account of BondCo into the general subaccount. The indenture trustee will on a periodic basis allocate or use all amounts in this subaccount to pay expenses of BondCo, to pay principal and interest on the transition bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the transition bonds and all other components of the Periodic Payment Requirement (as defined in finding of fact 82), and otherwise in accordance with the terms of the indenture.

b. The Capital Subaccount

59.

When a series of transition bonds is issued, CenterPoint will make a capital contribution to BondCo for that series, which BondCo will deposit into the capital subaccount. The amount of the capital contribution is expected to be not less than 0.5% of the original principal amount of each series of transition bonds, although the actual amount will depend on tax and rating agency requirements. The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the transition bonds and all other components of the Periodic Payment Requirement. Any funds drawn from the capital account to pay these amounts due to a shortfall in the transition charge remittances will be replenished through

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future transition charge remittances. The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings) will be used by the indenture trustee to pay principal and interest on the transition bonds and all other components of the Periodic Payment Requirement. Upon payment of the principal amount of all transition bonds and the discharge of all obligations that may be paid by use of transition charges, all amounts in the capital subaccount, including any investment earnings, will be released to BondCo for payment to CenterPoint. Investment earnings in this subaccount may be released earlier in accordance with the indenture.

60.	The capital contribution to BondCo will be funded by CenterPoint. To ensure that ratepayers receive the appropriate benefit from the securitization approved in this Financing Order, the proceeds from the sale of the transition bonds should not be applied towards this capital contribution. Because CenterPoint funds the capital subaccount, CenterPoint should receive the investment earnings earned through the indenture trustee’s investment of that capital from time to time and should receive return of that capital after all transition bonds have been paid.

c. The Excess Funds Subaccount

61.	The excess funds subaccount will hold any transition charge remittances and investment earnings on the collection account (other than earnings attributable to the capital subaccount and released under the terms of the indenture) in excess of the amounts needed to pay current principal and interest on the transition bonds and to pay ongoing costs related to the transition bonds (including, but not limited to, replenishing the capital subaccount). Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the Periodic Payment Requirement for purposes of the true-up adjustment. The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the transition bonds and other ongoing costs relating to the transition bonds.

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d. Other Subaccounts

62.	Other credit enhancements in the form of subaccounts may be utilized for the transaction provided that the Commission’s designated representative and CenterPoint agree in advance that such enhancements provide benefits greater than their tangible and intangible costs. For example, CenterPoint does not propose use of an overcollateralization subaccount as was approved in Docket Nos. 21665 and 30485 in connection with CenterPoint’s prior securitizations. As described in CenterPoint’s application, under Rev. Proc. 2002-49, as clarified by Rev. Proc. 2005-61 and 2005-62 issued by the Internal Revenue Service (IRS), the use of an overcollateralization subaccount is no longer necessary for favorable tax treatment nor does it appear to be necessary to obtain AAA ratings for the proposed transition bonds. However, if the Commission’s designated representative and CenterPoint subsequently agree that use of an overcollateralization subaccount or other subaccount is necessary to obtain AAA ratings or will otherwise increase the tangible and quantifiable benefits of the securitization, CenterPoint may implement such subaccounts in order to reduce transition charges.

8. General Provisions

63.

The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the transition bonds and all other components of the Periodic Payment Requirement. If the amount of transition charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the transition bonds and to make payment on all of the other components of the Periodic Payment Requirement, the excess funds subaccount, and the capital subaccount will be drawn down, in that order, to make those payments. Any deficiency in the capital subaccount due to such withdrawals must be replenished on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate

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amounts received from various sources (i.e., amounts received from REPs), or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture. Upon the maturity of the transition bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to BondCo and equivalent amounts will be credited by CenterPoint to customers consistent with PURA § 39.262(g).

64.	The use of a collection account and its subaccounts in the manner proposed by CenterPoint is reasonable, will lower risks associated with the securitization and thus lower the costs to ratepayers, and should, therefore, be approved.

9. Transition Charges—Imposition and Collection, Nonbypassability, and Self-Generation

65.	CenterPoint seeks authorization to impose on and collect from REPs, and from other entities which are required to pay transition charges under this Financing Order or Schedule TC3, transition charges in an amount sufficient to provide for the timely recovery of its qualified costs approved in this Financing Order (including payment of principal and interest on the transition bonds and ongoing costs related to the transition bonds).

66.	Transition charges will be separately identified on bills presented to REPs.

67.	If a REP or other entity does not pay the full amount it has been billed, the amount paid by the REP or such other entity will first be apportioned between the transition charges and other fees and charges (including amounts billed and due in respect of transition charges associated with transition bonds issued under other financing orders), other than late fees, and second, any remaining portion of the payment will be allocated to late fees. This allocation will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

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68.	The transition bonds will have a scheduled final maturity of not longer than 12 years. However, amounts may still need to be recovered after the scheduled final maturity. CenterPoint proposed that the transition charges related to a series of transition bonds will be recovered over a period of not more than 15 years from the date of issuance of that series of transition bonds but that amounts due at or before the end of that period for services rendered during the 15-year period may be collected after the conclusion of the 15-year period.

69.	PURA § 39.303(b) prohibits the recovery of transition charges for a period of time that exceeds 15 years. Transition charges related to a series of transition bonds may not be collected after 15 years from the date of issuance of that series of bonds. This restriction does not, however, prevent the recovery of amounts due at the end of such 15-year period for services rendered during such 15-year period.

70.	CenterPoint will collect transition charges from all REPs serving existing and future retail consumers located within HL&P’s service area as it existed on May 1, 1999, and from all other entities which are required to pay transition charges under Schedule TC3, except as provided in finding of fact 71. In accordance with PURA § 39.252(c), a retail consumer within such area may not avoid transition charges by switching to another electric utility, electric cooperative or municipally-owned utility after May 1, 1999. However, a consumer in a multiply-certificated service area that requested to switch providers on or before May 1, 1999, or was not taking service from HL&P on May 1, 1999, and does not do so after that date, will not be responsible for paying transition charges.

71.

Except as provided by PURA §§ 39.262(k) and 39.252, as implemented by P.U.C. SUBST. R. 25.345, a retail consumer may not avoid the payment of transition charges by switching to new on-site generation as defined in PURA § 39.252(b). Pursuant to PURA § 39.252(b)(2), if a consumer commences taking energy from new on-site generation that materially reduces the consumer’s use of energy delivered through CenterPoint’s facilities, the consumer will pay an amount each

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month computed by multiplying the output of the on-site generation utilized to meet the internal electrical requirements of the consumer by the applicable transition charges in effect for that month. Any reduction equivalent to more than 12.5% of the consumer’s annual average use of energy delivered through CenterPoint’s facilities will be considered material for this purpose. Payments of the transition charges owed by such consumers under PURA § 39.252(b)(2) will be made to the servicer and will be collected in addition to any other charges applicable to services provided to the consumer through CenterPoint’s facilities and any other charges applicable to self-generation under PURA § 39.252.

72.	CenterPoint’s proposal related to imposition and collection of transition charges is reasonable and is necessary to ensure collection of transition charges sufficient to support recovery of the qualified costs approved in this Financing Order and should be approved. It is reasonable to approve the form of CenterPoint’s Schedule TC3 in this Financing Order and require that these tariff provisions be filed before any transition bonds are issued pursuant to this Financing Order.

10. Allocation of Qualified Costs among Texas Retail Consumers

73.	CenterPoint proposed to allocate the qualified costs to 15 transition charge classes. The transition charge classes contain the same billing classes and sub-classes that are charged under the existing Schedule CTC approved by the Commission in Docket No. 30706 and the existing Schedules TC and TC2 associated with its prior securitizations.

74.	CenterPoint proposed that a single allocation percentage be developed for each transition charge class and that such percentage and the procedures for adjusting such percentage be set forth in Schedule TC3. The proposed single allocation percentage, referred to as the periodic billing requirement allocation factor (PBRAF), reflects a weighted average of separate allocation percentages for the different categories of qualified costs based on a Periodic Billing Requirement as defined in finding of fact 82.

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75.	Schedule TC3 contains a series of formulas to adjust the class allocation factors if load losses within a given class or group of classes exceed specified thresholds or if there are additional load losses attributable to eligible generation as defined in P.U.C. SUBST. R. 25.345(c)(2). Schedule TC3 contains procedures for further adjusting the allocation percentages if there is a change in the amount of statewide retail stranded costs in excess of $5 billion and the securitized amount includes stranded costs.

76.	TNMP, a previous wholesale customer of CenterPoint, exited CenterPoint’s system in 2001 before the start of retail competition. CenterPoint noted that the true-up balances allocable to TNMP were excluded from the amounts to be recovered through the CTC and from the environmental costs and final fuel costs and thus the portions of the Securitizable Balance attributable to those categories do not include any costs allocable to TNMP. However, other possible components of the Securitizable Balance might include amounts allocable to TNMP. CenterPoint will not include in the Securitizable Balance any qualified costs which are either directly applicable to TNMP or are allocable to TNMP based on the time period during which TNMP was CenterPoint’s customer.

77.	The methodology for allocating qualified costs and developing the initial PBRAFs as described above is reasonable and appropriate and should be approved. That methodology will not be changed except in the limited circumstance where on a statewide basis total retail stranded costs in excess of $5 billion changes. The methodology for adjusting the PBRAFs in such circumstances are described in Part D of Section 6 of Schedule TC3. CenterPoint noted that to the extent the Securitizable Balance includes stranded costs, the allocation factors will be subject to any adjustments required by the Commission’s final order in Docket No. 32795 and the subsequent compliance order in Docket No. 32902. CenterPoint proposed to reflect the adjusted allocations as approved in Docket No. 32902 in the Schedule TC3 filed with its issuance advice letter. If the Commission has not issued a final order in Docket No. 32902 by the date the issuance advice letter is filed, CenterPoint will make adjustments required to implement the Docket No. 32902 allocations effective on the date of the next annual true-up adjustment.

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78.	The initial PBRAF for each transition charge class shall be as set out in the Schedule TC3 filed with CenterPoint’s issuance advice letter.

79.	New consumers will be assigned to the transition charge classes listed in Schedule TC3 based on the definitions and procedures described in Schedule TC3.

80.	The initial PBRAFs will remain in effect throughout the life of the transition bonds unless a modification is required to comply with finding of fact 77 or is made pursuant to the allocation factor adjustment provisions in Section 6 of Schedule TC3.

81.	The method of calculating and adjusting PBRAFs as set forth in CenterPoint’s Application and Schedule TC3 comply with the requirements of PURA § 39.253 and should be approved.

11. True-Up of Transition Charges

82.	Pursuant to PURA § 39.307, the servicer of the transition bonds will make annual adjustments to the transition charges to:

(a) correct any undercollections or overcollections, including without limitation any caused by REP defaults, during the preceding 12 months; and

(b) ensure the billing of transition charges necessary to generate the collection of amounts sufficient to timely provide all scheduled payments of principal and interest and any other amounts due in connection with the transition bonds (including ongoing fees and expenses and amounts required to be deposited in or allocated to any collection account or subaccount, trustee indemnities, payments due in connection with any expenses incurred by the indenture trustee or the servicer to enforce bondholder rights and all other payments that may be required pursuant to the waterfall of payments described in the application) during the period for which such adjusted transition charges are to be in effect.

Such amounts are referred to as the “Periodic Payment Requirement” and the amounts necessary to be billed to collect such Periodic Payment Requirement are

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referred to as the “Periodic Billing Requirement.” With respect to any series of transition bonds, the servicer will make true-up adjustment filings with the Commission at least annually, within 45 days of the anniversary of the date of the original issuance of the transition bonds of that series.

83.	True-up filings will be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement (including scheduled principal and interest payments on the transition bonds) and the amount of transition charge remittances to the indenture trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet the Periodic Payment Requirements over the expected life of the transition bonds. In order to assure adequate transition charge revenues to fund the Periodic Payment Requirement and to avoid large overcollections and undercollections over time, the servicer will reconcile the transition charges using CenterPoint’s most recent forecast of electricity deliveries (i.e., forecasted billing units) and estimates of transaction-related expenses. The calculation of the transition charges will also reflect both a projection of uncollectible transition charges and a projection of payment lags between the billing and collection of transition charges based upon CenterPoint’s and the REPs’ most recent experience regarding collection of transition charges.

84.	The servicer will make true-up adjustments in the manner described in Section 8 of Schedule TC3. For the residential consumer class it will:

(a) allocate the upcoming period’s Periodic Billing Requirement, including any undercollection or overcollection, including, without limitation, any caused by REP defaults, from the preceding period, based on the PBRAFs determined in accordance with Schedule TC3 approved in this Financing Order; and

(b) divide the amount assigned to the residential consumer class in step (a) above by the appropriate forecasted billing units to determine the transition charge rate by class for the upcoming period.

For each of the Commercial and Industrial TC Groups as defined in Schedule TC3, an adjustment factor will be computed by dividing the sum of the existing

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rates times the forecasted billing determinants for each class in the group by the amount assigned to the group in step (a) above. For each class in a group, the transition charge for the upcoming period will be the product of the existing transition charge times the adjustment factor for the group in which that class resides.

12. Interim True-Up

85.	In addition to annual true-up adjustments, true-up adjustments may be made by the servicer more frequently at any time during the term of the transition bonds to correct any undercollection or overcollection, as provided for in this Financing Order, in order to assure timely payment of transition bonds based on rating agency and bondholder considerations. In addition to the foregoing, either of the following two conditions may result in an interim true-up adjustment:

(a) the servicer determines that expected collection of transition charges for the upcoming payment date would result in a difference that is greater than 5% in absolute value, between (i) the actual outstanding principal balances of the transition bonds plus amounts on deposit in the excess funds subaccount and (ii) the outstanding principal balances anticipated in the target amortization schedule; or

(b) to meet a rating agency requirement that any tranche of transition bonds be paid in full by its expected maturity date.

86.	In the event an interim true-up is necessary, the interim true-up adjustment should be filed on the fifteenth day of the current month for implementation in the first billing cycle of the following month. In no event would such interim true-up adjustments occur more frequently than every three months if quarterly transition bond payments are required or every six months if semi-annual transition bond payments are required; provided, however, that interim true-up adjustments for any transition bonds remaining outstanding during the fourteenth and fifteenth year after the bonds are issued shall occur quarterly.

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13. Adjustment to PBRAFs

87.	Schedule TC3 contains detailed procedures for adjustment of PBRAFs to reflect load losses a transition charge class or group of transition charge classes may suffer and certain changes that may be ordered by the Commission.

88.	A proceeding for the purpose of approving an allocation factor adjustment should be conducted in the following manner:

(a) Any allocation factor adjustment will be made in conjunction with a standard, annual true up. Any such adjustment will be filed with the Commission at least 90 days before the date the proposed adjustment will become effective. The filing will contain the proposed changes to the transition charge rates, justification for such changes as necessary to specifically address the cause(s) of the adjustment and a statement of the proposed adjustment date.

(b) Concurrently with the filing with the Commission, the servicer will notify all parties to this docket of the filing of the proposed adjustment.

(c) The servicer will issue appropriate notice and the Commission will conduct a contested case proceeding on the allocation adjustment pursuant to PURA § 39.003.

The scope of the proceeding will be limited to determining whether the proposed adjustment complies with this Financing Order. In any true-up proceeding that involves the adjustment of the PBRAFs, all parties in the proceeding shall have the right to challenge the reasonableness of the forecasts of billing determinants proposed as a basis for adjusting the PBRAFs. The Commission will issue a final order by the proposed adjustment date stated in the filing. In the event that the Commission cannot issue an order by that date, the servicer will be permitted to implement its proposed changes. Any modifications subsequently ordered by the Commission will be made by the servicer in the next true-up filing.

89.	Schedule TC3 provides for an additional true-up provision and adjustment to PBRAFs for the Industrial TC group which resulted from the Stipulation Regarding Industrial Intra-Class Allocations approved in Docket No. 30485. Under this provision, the first 10% of load loss within an Industrial TC class is borne by that class, with the excess of load loss over 10% allocated to the remaining Industrial TC classes.

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90.	The allocation adjustment procedures contained in Schedule TC3 are necessary to avoid inequities, are reasonable, and should be adopted.

14. Additional True-Up Provisions

91.	The true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the transition charges. Except for the allocation adjustment described in findings of fact 87 through 89, the Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment. Except for the allocation adjustment described above, any true-up adjustment filed with the Commission should be effective on its proposed effective date, which shall be not less than 15 days after filing. Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings.

92.	The true-up procedures contained in Schedule TC3 are reasonable and will reduce risks related to the transition bonds, resulting in lower transition bond charges and greater benefits to ratepayers and should be approved.

93.	The broad-base nature of the true-up mechanism and the pledge of the State of Texas, along with the bankruptcy remoteness of the special purpose entity and the collection account, will serve to minimize, if not effectively eliminate, for all practical purposes and circumstances, any credit risk.

15. Designated Representative

94.

In order to ensure, as required by PURA § 39.301, that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order, the Commission finds that it is necessary for the Commission or its designated representative to have a

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decision-making role co-equal with CenterPoint with respect to the structuring and pricing of the transition bonds and that all matters related to the structuring and pricing of the transition bonds shall be determined through a joint decision of CenterPoint and the Commission or its designated representative. The Commission’s primary goal is to ensure that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order.

95.	The Commission or its designated representative must have an opportunity to participate fully and in advance in all plans and decisions relating to the structuring, marketing, and pricing of the transition bonds and must be provided timely information as necessary to allow it to participate in a timely manner (including, but not limited to, information prepared for the benefit of rating agencies and information prepared for use in marketing the transition bonds to investors).

96.	The Commission or its designated representative may require a certificate from the bookrunning underwriter(s) confirming that the structuring, marketing, and pricing of the transition bonds resulted in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order.

97.	CenterPoint stated that it expected the following transaction documents to be executed in connection with this securitization and that it expected the form of each document to be consistent with those used in its last securitization: Administration Agreement, Indenture, Amended and Restated Limited Liability Company Agreement, Transition Property Servicing Agreement and Transition Property Sale Agreement. The Commission’s designated representative shall be afforded an opportunity to review and comment on these documents before they are finalized.

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16. Lowest Transition Bond Charges

98.	CenterPoint has proposed a transaction structure that is expected to include (but is not limited to):

(a) the use of BondCo as issuer of the transition bonds, limiting the risks to transition bond holders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

(b) the right to impose and collect transition charges that are nonbypassable and which must be trued-up at least annually, but may be trued-up more frequently under certain circumstances, in order to assure the timely payment of the debt service and other ongoing transaction costs;

(c) additional collateral in the form of a collection account which includes a capital subaccount funded in cash in an amount equal to not less than 0.5% of the original principal amount of the transition bonds and other subaccounts resulting in greater certainty of timely payment of interest and principal to investors and that are consistent with the IRS requirements that must be met to receive the desired federal income tax treatment for the transition bond transaction;

(d) protection of transition bondholders against potential defaults by a servicer or REPs that are responsible for billing and collecting the transition charges from existing or future retail consumers;

(e) specified federal income tax treatment including: (i) the transfer of the rights under this Financing Order to BondCo not resulting in gross income to CenterPoint Energy and the future revenues under the transition charges being included in CenterPoint Energy’s gross income under its normal method of accounting, (ii) the issuance of the transition bonds and the transfer of the proceeds of the transition bonds to CenterPoint not resulting in gross income to CenterPoint Energy and (iii) the transition bonds constituting obligations of CenterPoint Energy;

(f) the transition bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, expected and legal final maturities, and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the transition bonds; and

(g) furnishing timely information to the Commission’s designated representative, to allow the Commission through the issuance advice letter process to ensure that the structuring and pricing of the transition bonds result in the lowest transition bond changes consistent with market conditions and the terms of this Financing Order.

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99.	CenterPoint’s proposed transaction structure is necessary to enable the transition bonds to obtain the highest possible bond credit rating, ensures that the structuring and pricing of the transition bonds will result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order, ensures the greatest benefit to ratepayers consistent with market conditions and the terms of this Financing Order, and protects the competitiveness of the retail electric market.

100.	To ensure that ratepayers receive the tangible and quantifiable economic benefits due from the proposed securitization and so that the proposed transition bond transaction will be consistent with the standards set forth in PURA §§ 39.301 and 39.303, it is necessary that (i) the issuance advice letter demonstrates that the transaction is expected to provide benefits to customers on both the total revenue (i.e. nominal) and net present value bases when compared to collection of the Securitizable Balance through CTCs, (ii) the expected final maturity of the last tranche of transition bonds does not exceed 12 years (although the legal final maturity of the transition bonds may extend to 15 years), (iii) the amortization of the transition bonds is structured to produce level residential rates over the term of the bonds, and (iv) CenterPoint otherwise satisfies the requirements of this Financing Order.

101.	To allow the Commission to fulfill its obligations under PURA related to the securitization approved in this Financing Order, it is necessary for CenterPoint, for each series of transition bonds issued, to certify to the Commission that the structure and pricing of that series results in the lowest transition bond charges consistent with market conditions at the time that the transition bonds are priced and the terms (including the specified amortization pattern) of this Financing Order and, if additional credit enhancements or arrangements to enhance marketability or reduce interest rate risks were used, to certify that they are expected to provide benefits in excess of their cost as required by findings of fact 34 through 35 of this Financing Order.

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D. Use of Proceeds

102.	Upon the issuance of transition bonds, BondCo will use the net proceeds from the sale of the transition bonds (after payment of transaction costs) to pay to CenterPoint the purchase price of the transition property.

103.	The net proceeds from the sale of the transition property (after payment of transaction costs) will be applied to reduce the debt and/or common equity on the regulatory books of CenterPoint.

104.	Through the steps described in findings of fact 102 through 103, the net proceeds from the sale of transition bonds will be used solely to retire existing debt and/or common equity of CenterPoint and will result in a reduction in CenterPoint’s recoverable transition costs as determined in Docket No. 29526.

E. Waiver of P.U.C. PROC. R. 22.35(b)

105.	Pursuant to P.U.C. PROC. R. 22.5(b), good cause existed to waive the requirements of P.U.C. PROC. R. 22.35(b), to permit consideration of this proceeding at the Commission’s Open Meeting on August 16, 2007, so that consumers could obtain the earliest and greatest possible benefit from the proposed securitization of the competition transition charges.

IV. Conclusions of Law

1.	CenterPoint is a public utility, as defined in PURA § 11.004, and an electric utility, as defined in PURA § 31.002(6).

2.	CenterPoint is entitled to file an application for a financing order under PURA § 39.301.

3.	The Commission has jurisdiction and authority over CenterPoint’s application pursuant to PURA §§ 14.001, 32.001, 39.201 and 39.301-39.313.

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4.	The Commission has authority to approve this Financing Order under Subchapters E, F, and G of Chapter 39 of PURA.

5.	Notice of CenterPoint’s application was provided in compliance with the Administrative Procedure Act[49] and P.U.C. PROC. R. 22.54 and 22.55.

6.	This application does not constitute a major rate proceeding as defined by P.U.C. PROC. R. 22.2.

7.	The Settlement Agreement, as modified by this Financing Order, is in the public interest and complies with Commission rules.

8.	Only the retail portion of regulatory assets may be recovered through a transition charge assessed against retail consumers.

9.	Amended PURA § 39.301 allows a utility to securitize its regulatory assets and other amounts determined under Section 39.201 or 39.262.

10.	Docket No. 34031, in which the $12.5 million adjustment to the fuel over-recovery balance was approved, was not a proceeding instituted under either PURA § 39.201 or 39.262; thus, securitization of the fuel over recovery balance is not permitted under § 39.301.

11.	The $45 million balance of unexpended environmental retrofit CenterPoint is required to pursuant to the final order in Docket No. 33823 is an amount determined under PURA § 39.262; thus, securitization of this amount is permitted under § 39.301.

12.	Offsetting the settled adjustment to the fuel over-recovery balance approved in Docket No. 34031 against the refund for the unspent environmental retrofit funds approved in Docket No. 33823 and deducting the remaining balance of the environmental refund from CenterPoint’s CTC balance removes the adjustment to the fuel over-recovery balance from the securitization process, which results in a Securitized Balance that complies with description of those amounts that may be securitized amended PURA § 39.301.

[49]	TEX. GOV’T CODE ANN. §§ 2001.001-2001.902 (Vernon 2000 & Supp. 2006).

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13.	BondCo will be an assignee as defined in PURA § 39.302(1) when an interest in transition property is transferred, other than as security, to BondCo.

14.	The holders of the transition bonds and the indenture trustee will each be a financing party as defined in PURA § 39.302(3).

15.	BondCo may issue transition bonds in accordance with this Financing Order.

16.	The securitization approved in this Financing Order satisfies the requirement of PURA § 39.301 dictating that the proceeds of the transition bonds shall be used solely for the purposes of reducing the amount of recoverable regulatory assets and other amounts determined pursuant to PURA §§ 39.201 and 39.262 through the refinancing or retirement of utility debt and/or equity.

17.	The securitization approved in this Financing Order satisfies the requirement of PURA § 39.301 mandating that the securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of transition bonds. Consistent with fundamental financial principles, this requirement in PURA § 39.301 can only be determined using an economic analysis to account for the time value of money. An analysis that compares in the aggregate over the expected life of the transition bonds the present value of the revenue requirement associated with continued use of CTCs (which is the method under which these costs would otherwise be recovered and reflects conventional utility financing) with the present value of the revenue required under securitization is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to ratepayers.

18.	BondCo’s issuance of the transition bonds approved in this Financing Order in compliance with the criteria established by this Financing Order satisfies the requirement of PURA § 39.301 prescribing that the structuring and pricing of the transition bonds will result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order.

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19.	The amount approved in this Financing Order for securitization does not exceed the present value of the revenue requirement over the life of the transition bonds approved in this Financing Order that are associated with the costs sought to be securitized, as required by PURA § 39.301.

20.	The securitization approved in this Financing Order satisfies the requirements of PURA § 39.303(a) directing that the total amount of revenues to be collected under this Financing Order be less than the revenue requirement that would be recovered using conventional financing methods (which, in the case of the balance at issue in this proceeding, is the CTC) and that this Financing Order be consistent with the standards of PURA § 39.301.

21.	Under PURA §§ 39.301 and 39.303, the Commission has the ability to prohibit different financial options relating to the transition bonds if the evidence supports the finding that the financial option will not or is unlikely to result in the lowest transition bonds charges consistent with market conditions.

22.	This Financing Order adequately details the amount to be recovered and the period over which CenterPoint will be permitted to recover nonbypassable transition charges in accordance with the requirements of PURA § 39.303(b). Transition charges related to a series of transition bonds may not be collected after 15 years from the date of issuance of that series of bonds. This provision does not preclude the servicer from recovering transition charges attributable to service rendered during the 15-year period but remaining unpaid at the end of the 15-year period.

23.	The method approved in this Financing Order for collecting and allocating the transition charges satisfies the requirements of PURA §§ 39.303(c) and 39.253.

24.	As provided in PURA § 39.303(d), this Financing Order, together with the transition charges authorized by this Financing Order, is irrevocable and not

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subject to reduction, impairment, or adjustment by further act of the Commission, except for the true-up procedures approved in this Financing Order, as required by PURA § 39.307; provided, however, that such irrevocability shall not preclude the Commission from extending the deadline for issuance of transition bonds if requested to do so by CenterPoint.

25.	As provided in PURA § 39.304(a), the rights and interests of CenterPoint or its successor under this Financing Order, including the right to impose, collect and receive the transition charges authorized in this Financing Order, are assignable and shall become transition property when they are first transferred to BondCo.

26.	The rights, interests and property conveyed to BondCo in the Transition Property Sale Agreement and the related Bill of Sale, including the irrevocable right to impose, collect and receive transition charges and the revenues and collections from transition charges are “transition property” within the meaning of PURA §§ 39.302(8) and 39.304.

27.	Transition property will constitute a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of the transition charges depend on further acts by CenterPoint or others that have not yet occurred, as provided by PURA § 39.304(b).

28.	All revenues and collections resulting from the transition charges will constitute proceeds only of the transition property arising from this Financing Order, as provided by PURA § 39.304(c).

29.	Upon the transfer by CenterPoint of the transition property to BondCo, BondCo will have all of the rights, title and interest of CenterPoint with respect to such transition property including the right to impose, collect and receive the transition charges authorized by the Financing Order.

30.	The transition bonds issued pursuant to this Financing Order will be “transition bonds” within the meaning of PURA § 39.302(6) and the transition bonds and holders thereof are entitled to all of the protections provided under Subchapter G of Chapter 39 of PURA.

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31.	The transition charges paid by the REPs to the servicer as transition charges pursuant to this Financing Order are “transition charges” as defined in PURA § 39.302(7).

32.	The amounts collected from retail consumers who purchase electricity from a REP are “transition charges” as defined in PURA § 39.302(7), to the extent that such amounts are attributable to transition charges billed to the REPs by the servicer, whether such charges are set out as a separate line-item on the retail consumer’s bill or not.

33.	Any payment of transition charges by a retail consumer to its REP or directly to the servicer will discharge the retail consumer’s obligations in respect of that payment, but will not discharge the obligations of any REP to remit such payments to the servicer of the transition bonds on behalf of BondCo or an assignee or its obligations to pay amounts determined through subsequent true-up adjustments.

34.	As provided in PURA § 39.305, the interests of an assignee, the holders of transition bonds, and the indenture trustee in transition property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge, or defense by CenterPoint or any other person or in connection with the bankruptcy of CenterPoint or any other entity.

35.	The methodology approved in this Financing Order to true-up the transition charges satisfies the requirements of PURA § 39.307.

36.	If and when CenterPoint transfers to BondCo the right to impose, collect, and receive the transition charges and to issue the transition bonds, the servicer will be able to recover the transition charges associated with such transition property only for the benefit of BondCo and the holders of the transition bonds in accordance with the servicing agreement.

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37.	If and when CenterPoint transfers its rights under this Financing Order to BondCo under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of PURA § 39.308, then, pursuant to that statutory provision, that transfer will be a true sale of an interest in transition property and not a secured transaction or other financing arrangement and title, legal and equitable, to the transition property will pass to BondCo. As provided by PURA § 39.308, this true sale shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an equity interest in the transition property, CenterPoint’s role as the collector of transition charges relating to the transition property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

38.	As provided in PURA § 39.309(b), a valid and enforceable lien and security interest in the transition property in favor of the holders of the transition bonds or a trustee on their behalf will be created by this Financing Order and the execution and delivery of a security agreement with the holders of the transition bonds or a trustee on their behalf in connection with the issuance of the transition bonds. The lien and security interest will attach automatically from the time that value is received for the transition bonds and, on perfection through the filing of notice with the Secretary of State in accordance with the rules prescribed by the Secretary of State under PURA § 39.309(d), will be a continuously perfected lien and security interest in the transition property and all proceeds of the transition property, whether accrued or not, will have priority in the order of filing and will take precedence over any subsequent judicial or other lien creditor.

39.

As provided in PURA § 39.309(c), the transfer of an interest in transition property to an assignee will be perfected against all third parties, including subsequent judicial or other lien creditors, when this Financing Order becomes effective, transfer documents have been delivered to that assignee, and a notice of that transfer has been filed in accordance with the rules prescribed by the Secretary of State under PURA § 39.309(d); provided, however, that if notice of the transfer

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has not been filed in accordance with this process within 10 days after the delivery of transfer documentation, the transfer of the interest will not be perfected against third parties until the notice is filed. The transfer to BondCo of CenterPoint’s rights under this Financing Order will be a transfer of an interest in transition property for purposes of PURA § 39.309(c).

40.	As provided in PURA § 39.309(e), the priority of a lien and security interest perfected in accordance with PURA § 39.309 will not be impaired by any later change in the transition charges pursuant to PURA § 39.307 or by the commingling of funds arising from transition charges with other funds, and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for an assignee or a financing party. To the extent that transition charges are not collected separately from other funds owed by REPs, the amounts to be remitted to such segregated account for an assignee or a financing party may be determined according to system-wide charge off percentages, collection curves or such other reasonable methods of estimation, as are set forth in the servicing agreement.

41.	As provided in PURA § 39.309(e), if transition property is transferred to an assignee, any proceeds of the transition property will be treated as held in trust for the assignee.

42.	As provided in PURA § 39.309(f), if a default or termination occurs under the transition bonds, the financing parties or their representatives may foreclose on or otherwise enforce their lien and security interest in any transition property as if they were secured parties under Chapter 9, Texas Business and Commerce Code, and, upon application by or on behalf of the financing parties, the Commission may order that amounts arising from the transition charges be transferred to a separate account for the financing parties’ benefit, to which their lien and security interest may apply.

43.	As provided in PURA § 39.309(f), if a default or termination occurs under the transition bonds, on application by or on behalf of the financing parties, a district court of Travis County, Texas shall order the sequestration and payment to those parties of revenues arising from the transition charges.

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44.	As provided by PURA § 39.310, the transition bonds authorized by this Financing Order are not a debt or obligation of the State of Texas and are not a charge on its full faith and credit or taxing power.

45.	Pursuant to PURA § 39.310, the State of Texas has pledged for the benefit and protection of all financing parties and CenterPoint, that it will not take or permit any action that would impair the value of the transition property, or, except as permitted by PURA § 39.307, reduce, alter or impair the transition charges to be imposed, collected, and remitted to any financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the transition bonds have been paid and performed in full. BondCo, in issuing transition bonds, is authorized pursuant to PURA § 39.310 and this Financing Order to include this pledge in any documentation relating to the transition bonds.

46.	As provided in PURA § 39.311, transactions involving the transfer and ownership of the transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.

47.	This Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy of CenterPoint, its successors, or assignees.

48.	CenterPoint retains sole discretion regarding whether or when to assign, sell or otherwise transfer the rights and interests created by this Financing Order or any interest therein, or to cause the issuance of any transition bonds authorized by this Financing Order, subject to the right of the Commission, acting through its designated representative to participate in the structuring, pricing, and marketing of the transition bonds, and the Commission’s authority through the issuance advice letter process to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

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49.	This Financing Order is final, is not subject to rehearing by this Commission, and is not subject to review or appeal except as expressly provided in PURA § 39.303(f). The finality of this Financing Order is not impaired in any manner by the participation of the Commission through its designated representative in any decisions related to issuance of the transition bonds or by the Commission’s review of or issuance of an order related to the issuance advice letter required to be filed with the Commission by this Financing Order.

50.	This Financing Order meets the requirements for a financing order under Subchapter G of Chapter 39 of PURA.

51.	The true-up mechanism and all other obligations of the State of Texas and the Commission set forth in this Financing Order are direct, explicit, irrevocable and unconditional upon issuance of the transition bonds and are legally enforceable against the State of Texas and the Commission.

52.	The securitization of the Securitizable Balance as approved in this Financing Order does not affect, and should not be construed to affect, either CenterPoint’s or any other party’s rights with respect to any unresolved issues in Docket Nos. 29526 or 30706, to the extent they have taken, or will take, the appropriate steps to preserve their rights as to these issues in other forums; provided that this Financing Order, together with the transition charges authorized hereby, is irrevocable and not subject to reduction, impairment or adjustment as provided in conclusion of law 24.

53.

The requirements for informal disposition pursuant to P.U.C. PROC. R. 22.35 have been met in this proceeding except for subsection (b)(2) that requires the proposed order to be served on all parties no less than 20 days before the Commission is scheduled to consider the application in an open meeting. Under P.U.C. PROC. R. 22.5(b), good cause exists to waive the requirements of P.U.C. PROC.

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R. 22.35(b), to permit consideration of this proceeding at the Commission’s next regularly scheduled Open Meeting on August 16, 2007, so that consumers may obtain the earliest and greatest possible benefit from the proposed securitization of the competition transition charges.

V. Ordering Paragraphs

Based upon the record, the findings of fact and conclusions of law set forth herein, and for the reasons stated above, this Commission orders:

A. Approval

1.	Approval of Application. The application of CenterPoint for the issuance of a financing order under PURA § 39.303, as modified by the Settlement Agreement is approved, as provided in this Financing Order.

2.

Authority to Securitize. CenterPoint is authorized in accordance with this Financing Order to securitize and to cause the issuance of transition bonds with a principal amount equal to the sum of (a) the Securitizable Balance at the time the transition bonds are issued plus (b) up-front qualified costs, which are capped pursuant to this Financing Order at $5.715 million. The “Securitizable Balance” as of any given date is (1) the principal amount which remains to be collected through continued application of the CTC if the CTC were to remain in effect for its then remaining term, minus (2) the remaining balance of unexpended environmental retrofit funds CenterPoint is required to refund pursuant to the final order in Docket No. 33823 after deducting from such balance the amount of the settled adjustment to the fuel over-recovery balance approved by the final order in Docket No. 34031. If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement for the first annual true-up adjustment shall be reduced by the amount of such unused funds (together with interest earned thereon through investment by the trustee in eligible investments) and such unused funds (together with interest

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earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the final up-front qualified costs are more than the up-front qualified costs included in the principal amount securitized, CenterPoint may request recovery of the remaining up-front qualified costs through a surcharge to CenterPoint’s rates for transmission and distribution service, provided, however, CenterPoint may not request recovery of amounts that would cause the aggregate recoverable amounts for such costs to exceed the cap on up-front qualified costs set forth in this Financing Order.

3.	Recovery of Transition Charges. CenterPoint shall impose on, and the servicer shall collect from, all REPs serving existing or future retail consumers located within HL&P’s certificated service area as it existed on May 1, 1999, and other entities which, under the terms of this Financing Order or Schedule TC3 are required to pay or collect transition charges, as provided in this Financing Order, transition charges in an amount sufficient to provide for the timely recovery of its aggregate qualified costs detailed in this Financing Order (including payment of principal and interest on the transition bonds). REPs shall pay the transition charges billed to them whether or not they collect the transition charges from their retail consumers.

4.	Provision of Information. CenterPoint shall take all necessary steps to ensure that the Commission or its designated representative is provided sufficient and timely information to allow the Commission or its designated representative to fully participate in and exercise its decision making authority over the proposed securitization as provided in this Financing Order.

5.

Issuance Advice Letter. CenterPoint shall submit a draft issuance advice letter to the Commission Staff for review not later than two weeks prior to the expected date of marketing of the transition bonds. Within one week after receipt of the draft issuance advice letter, Commission Staff shall provide CenterPoint comments and recommendations regarding the adequacy of the information

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provided. Within 24 hours after pricing of the transition bonds and prior to issuance of the transition bonds, CenterPoint, in consultation with the Commission acting through its designated representative, shall file with the Commission an issuance advice letter in substantially the form of the issuance advice letter attached as Appendix A to this Financing Order. As part of the issuance advice letter, an officer of CenterPoint shall provide a certification worded precisely as the statement in the form of issuance advice letter approved by the Commission. The issuance advice letter shall be completed, shall evidence the actual dollar amount of the initial transition charges and other information specific to the transition bonds to be issued, and shall certify to the Commission that the structure and pricing of that series results in the lowest transition bond charges consistent with market conditions at the time that the transition bonds are priced, and the terms set out in this Financing Order. In addition, if original issue discount, additional credit enhancements, or arrangements to reduce interest rate risks or enhance marketability are used, the issuance advice letter shall include certification that the original issue discount, additional credit enhancements, or other arrangements are reasonably expected to provide benefits as required by this Financing Order. All amounts that require computation shall be computed using the mathematical formulas contained in the form of the issuance advice letter in Appendix A to this Financing Order and Schedule TC3 approved in this Financing Order. Electronic spreadsheets with the formulas supporting the schedules contained in the issuance advice letter shall be included with such letter. The Commission’s review of the issuance advice letter shall be limited to the arithmetic accuracy of the calculations and to compliance with PURA, this Financing Order, and the requirements that are contained in the issuance advice letter. The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds (which shall not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with PURA and this Financing Order.

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6.	Approval of Tariff. The form of the Schedule TC3 tariff attached as Appendix B to this order is approved. Prior to the issuance of any transition bonds under this Financing Order, CenterPoint shall file a tariff that conforms to the form of the Schedule TC3 tariff attached to this Financing Order.

B. Transition Charges

7.	Imposition and Collection. CenterPoint is authorized to impose on, and the servicer is authorized to collect from, REPs serving all existing and future retail consumers located within HL&P’s certificated service area as it existed on May 1, 1999, and other entities which, under terms of this Financing Order or Schedule TC3 are required to pay or collect transition charges, transition charges in an amount sufficient to provide for the timely recovery of the aggregate Periodic Payment Requirement (including payment of principal and interest on the transition bonds), as approved in this Financing Order. If there is a shortfall in payment of an amount billed, the amount paid shall first be apportioned between the transition charges and other fees and charges (including transition charges attributable to the transition bonds issued in October 2001 pursuant to the financing order in Docket No. 21665, and the transition bonds issued in December 2005 pursuant to the financing order in Docket No. 30485), other than late fees, and second, any remaining portion of the payment shall be allocated to late fees.

8.	BondCo’s Rights and Remedies. Upon the transfer by CenterPoint of the transition property to BondCo, BondCo shall have all of the rights, title and interest of CenterPoint with respect to such transition property, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail consumer in respect of the transition property.

9.	Collector of Transition Charges. CenterPoint or any subsequent servicer of the transition bonds shall bill a consumer’s REP for the transition charges attributable

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to that consumer and the REP shall pay to the servicer of the transition bonds the amount billed for transition charges less the applicable charge-off allowance as provided in findings of fact 52(j) whether or not the REP has collected the transition charges from its customers.

10.	Collection Period. The transition charges related to a series of transition bonds shall be designed to be collected over the expected life of the transition bonds. However, to the extent that any amounts are not recovered at the end of this period, CenterPoint may continue to recover them over a period ending not more than 15 years from the date of issuance of that series of transition bonds. Amounts remaining unpaid after this 15-year period may be recovered but only to the extent that the charges are attributable to services rendered during the 15-year period.

11.	Allocation. CenterPoint shall allocate the transition charges among consumer classes in the manner described in this Financing Order and Schedule TC3.

12.	Nonbypassability. CenterPoint and any other entity providing electric transmission or distribution services and any REP providing services to any retail consumer within HL&P’s certificated service area as it existed on May 1, 1999, are entitled to collect and must remit, consistent with this Financing Order, the transition charges from such retail consumers and, except as provided under PURA §§ 39.252(b) and 39.262(k), as implemented by P.U.C. SUBST. R. 25.345, from retail consumers that switch to new on-site generation, and such retail consumers are required to pay such transition charges. The Commission will ensure that such obligations are undertaken and performed by CenterPoint, any other entity providing electric transmission or distribution services within HL&P’s certificated service area as of May 1, 1999, and any REP providing services to any retail consumer within such certificated service area.

13.	True-Ups. True-ups of the transition charges, including any required adjustments to PBRAFs, shall be undertaken and conducted as described in Schedule TC3. The servicer shall file the true-up in a compliance docket and shall give notice of the filing to all parties in this docket.

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14.	Ownership Notification. Any entity that bills transition charges to retail consumers shall, at least annually, provide written notification to each retail consumer for which the entity bills transition charges that the transition charges are the property of BondCo and not of the entity issuing such bill. In addition, the entity that bills transition charges to retail consumers shall include on its invoices a statement that all or part of the receivable reflected on the invoice has been or may be assigned.

C. Transition Bonds

15.	Issuance. BondCo is authorized to issue transition bonds as specified in this Financing Order. The ongoing qualified costs described in Appendix C may be recovered directly through the transition charges. The transition bonds shall be denominated in U.S. Dollars.

16.	Up-Front Qualified Costs. CenterPoint may securitize up-front qualified costs in accordance with the terms of this Financing Order, which provide that the total amount for up-front qualified cost shall not exceed $5,715,000. In the issuance advice letter, CenterPoint will update the SEC registration fee, rating agency fees, and underwriters’ fees. The cap on up-front qualified costs set forth in this Financing Order does not apply to costs associated with original issue discount or other credit enhancements as discussed in ordering paragraph 22.

17.

Ongoing Qualified Costs. CenterPoint may recover its actual ongoing qualified costs through its transition charges subject to the cap on the servicing and administrative fees (which is applicable as long as CenterPoint serves as servicer and administrator) as set forth in finding of fact 16 and Appendix C to this Financing Order. Ongoing costs other than the servicing and administration fees of CenterPoint as servicer and administrator are not capped by this Financing

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Order. The amount of ongoing qualified costs is subject to updating in the issuance advice letter to reflect a change in the size of the transition bond issuance and any decision to issue the bonds in more than one series and other information available at the time of submission of the issuance advice letter. As provided in ordering paragraph 28, a servicer other than CenterPoint may collect a higher servicing fee than that set forth in Appendix C to this Financing Order if such higher fee is approved by the Commission and the indenture trustee.

18.	Refinancing. CenterPoint or any assignee may apply for one or more new financing orders pursuant to PURA § 39.303(g).

19.	Collateral. All transition property and other collateral shall be held and administered by the indenture trustee pursuant to the indenture as described in CenterPoint’s application. BondCo shall establish a collection account with the indenture trustee as described in the application and findings of fact 57-62. Upon payment of the principal amount of all transition bonds issued pursuant to this Financing Order and the discharge of all obligations in respect thereof, all amounts in the collection account, other than amounts in the capital subaccount, (including investment earnings therein) and any amounts required to replenish the capital subaccount shall be released by the indenture trustee to the servicer. CenterPoint shall notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of ratepayers.

20.

Distribution Following Repayment. Following repayment of the transition bonds authorized in this Financing Order and release of the funds held by the indenture trustee, the servicer, on behalf of BondCo, shall distribute to REPs and other entities responsible for collection of transition charges from retail consumers, the final balance of the general, excess funds and all other subaccounts (except the capital subaccount), whether such balance is attributable to principal amounts deposited in such subaccounts or to interest thereon, remaining after all other qualified costs have been paid. The amounts shall be

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distributed to each REP and other entity that paid Schedule TC3 transition charges during the last 12 months that the Schedule TC3 transition charges were in effect. The amount paid to each REP or other entity shall be determined by multiplying the total amount available for distribution by a fraction, the numerator of which is the total Schedule TC3 transition charges paid by the REP or other entity during the last 12 months Schedule TC3 charges were in effect and the denominator of which is the total Schedule TC3 transition charges paid by all REPs and other entities responsible for collection of transition charges from retail ratepayers during the last 12 months the Schedule TC3 transition charges were in effect.

21.	Funding of Capital Subaccount. The capital contribution by CenterPoint to BondCo to be deposited into the capital subaccount shall, with respect to each series of transition bonds, be funded by CenterPoint and not from the proceeds of the sale of transition bonds. Upon payment of the principal amount of all transition bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount, including investment earnings, shall be released to BondCo. Investment earnings in this subaccount may be released earlier in accordance with the indenture.

22.

Original Issue Discount and Credit Enhancement. CenterPoint may provide original issue discount or provide for various forms of credit enhancement including letters of credit, reserve accounts, an overcollateralization account and surety bonds, and other mechanisms designed to promote the credit quality or marketability of the transition bonds to the extent not prohibited by this Financing Order. The decision to use such arrangements to enhance credit or promote marketability shall be made in conjunction with the Commission acting through its designated representative. CenterPoint may not enter into an interest-rate swap, currency hedge, or interest rate hedging arrangement. CenterPoint may include the costs of original issue discount, credit enhancements or other arrangements to promote credit quality or marketability as qualified costs only if CenterPoint certifies that such arrangements are reasonably expected to provide benefits greater than their cost and such certifications are agreed with by the

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Commission’s designated representative. CenterPoint shall not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in qualified costs. CenterPoint and the Commission’s designated representative shall evaluate the relative benefits of the arrangements in the same way that benefits are quantified under the quantifiable benefits test. This ordering paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.

23.	Annual Weighted Average Interest Rate of Bonds. The effective annual weighted average interest rate of the transition bonds, excluding up-front and ongoing costs, shall not exceed 7.32% on an annual basis.

24.	Life of Bonds. The expected final maturity of the transition bonds authorized by this Financing Order shall not exceed 12 years.

25.	Amortization Schedule. The Commission approves, and the transition bonds shall be structured to provide, transition charges that are designed to produce essentially level residential rates over the period of recovery if the actual year-to-year changes in residential load match the changes forecast at the time the bonds are structured. If the transition bonds are issued in more than one series each series must meet the levelized charge requirement.

26.

Commission Participation in Bond Issuance. The Commission, acting through its designated representative, shall participate directly with CenterPoint in negotiations regarding the structuring, marketing, and pricing, and shall have equal rights with CenterPoint to approve or disapprove the proposed pricing, marketing and structuring of the transition bonds. The Commission’s designated representative shall have the right to participate fully and in advance regarding all aspects of the structuring, marketing, and pricing of the transition bonds (and all parties shall be notified of the designated representative’s role) and shall be provided timely information that is necessary to fulfill its obligation to the Commission. The Commission expects its designated representative to advise the Commission of any proposal that does not comply in any material respect with the

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criteria established in this Financing Order and to promptly inform CenterPoint and the Commission of any items that, in the designated representative’s opinion, are not reasonable. Although this Financing Order is written in the context of an underwritten offering, nothing herein shall be construed to preclude issuance of the bonds through a competitive bid offering or private placement if CenterPoint and the Commission’s designated representative agree that CenterPoint should do so. The Commission’s designated representative shall notify CenterPoint and the Commission no later than 12:00 p.m. CST on the second business day after the Commission’s receipt of the issuance advice letter for each series of transition bonds whether the structuring, marketing, and pricing of that series of transition bonds comply with the criteria established in this Financing Order.

27.	Use of BondCo. CenterPoint shall use BondCo, a special purpose entity as proposed in its application, in conjunction with the issuance of any transition bonds authorized under this Financing Order. BondCo shall be funded with an amount of capital that is sufficient for BondCo to carry out its intended functions and to avoid the possibility that CenterPoint would have to extend funds to BondCo in a manner that could jeopardize the bankruptcy remoteness of BondCo. CenterPoint may create more than one BondCo in which event the rights, structure and restrictions described in this Financing Order with respect to BondCo would be applicable to each such purchaser of transition property to the extent of the transition property sold to it and the transition bonds issued by it.

D. Servicing

28.

Servicing Agreement. The Commission authorizes CenterPoint to enter into a servicing agreement with BondCo and to perform the servicing duties approved in this Financing Order. Without limiting the foregoing, in its capacity as initial servicer of the transition property, CenterPoint is authorized to calculate, bill and collect for the account of BondCo, the transition charges initially authorized in this Financing Order, as adjusted from time to time to meet the Periodic Payment Requirements as provided in this Financing Order; and to make such filings and

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take such other actions as are required or permitted by this Financing Order in connection with the periodic true-ups described in this Financing Order. The servicer shall be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that, as set forth in Appendix C, (i) the annual servicing fee payable to CenterPoint while it is serving as servicer (or to any other servicer affiliated with CenterPoint) shall not at any time exceed 0.05% of the original principal amount of the transition bonds. The annual servicing fee payable to any other servicer not affiliated with CenterPoint shall not at any time exceed 0.6% of the original principal amount of the transition bonds unless such higher rate is approved by the Commission pursuant to ordering paragraph 31.

29.	Administration Agreement. The Commission authorizes CenterPoint to enter into an administration agreement with BondCo to provide the services covered by the administration agreements in CenterPoint’s prior securitization transactions. The fee charged by CenterPoint as administrator under that agreement shall not exceed $100,000 per annum.

30.	Servicing and Administration Agreement Revenues. The servicing and administrative fees collected by CenterPoint, or any affiliate of CenterPoint, acting as either servicer or administrator under the servicing agreement and the administration agreement, shall be included as a revenue credit and reduce revenue requirements in each CenterPoint base rate case. The expenses incurred by CenterPoint or such affiliate to perform obligations under the servicing agreement and administration agreement shall likewise be included as a cost of service in each CenterPoint base rate case.

31.

Replacement of CenterPoint as Servicer. Upon the occurrence of an event of default under the servicing agreement relating to servicer’s performance of its servicing functions with respect to the transition charges, the financing parties may replace CenterPoint as the servicer in accordance with the terms of the servicing agreement. If the servicing fee of the replacement servicer will exceed

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the applicable maximum servicing fee specified in ordering paragraph 28, the replacement servicer shall not begin providing service until (i) the date the Commission approves the appointment of such replacement servicer or (ii) if the Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission. No entity may replace CenterPoint as the servicer in any of its servicing functions with respect to the transition charges and the transition property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the transition bonds to be suspended, withdrawn or downgraded.

32.	Amendment of Agreements. The parties to the servicing agreement, indenture, administration agreement, and sale agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement shall increase the ongoing qualified costs without the approval of the Commission. Any amendment that does not increase the ongoing qualified costs shall be effective without prior Commission authorization. Any amendment to any such agreement that may have the effect of increasing ongoing qualified costs shall be provided by BondCo to the Commission along with a statement as to the possible effect of the amendment on the ongoing qualified costs. The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

33.	Collection Terms. The servicer shall remit collections of the transition charges to BondCo or the indenture trustee for BondCo’s account in accordance with the terms of the servicing agreement.

34.

Contract to Provide Service. To the extent that any interest in the transition property created by this Financing Order is assigned, sold, or transferred to an assignee, CenterPoint shall enter into a contract with that assignee that requires CenterPoint to continue to operate its transmission and distribution system in

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order to provide electric services to CenterPoint’s customers; provided, however, that this provision shall not prohibit CenterPoint from selling, assigning, or otherwise divesting its transmission and distribution systems or any part thereof so long as the entity or entities acquiring such system agree to continue operating the facilities to provide electric service to CenterPoint’s customers.

35.	SEC Requirements. Each REP or other entity responsible for collecting transition charges from retail consumers shall furnish to BondCo or CenterPoint or to any successor servicer information and documents necessary to enable BondCo or CenterPoint or any successor to comply with their respective disclosure and reporting requirements, if any, with respect to the transition bonds under federal securities laws.

E. Retail Electric Providers

36.

REP Billing and Credit Standards. The Commission approves the REP standards detailed in findings of fact 50 through 52. These proposed REP standards relate only to the billing and collection of transition charges authorized under this Financing Order, and do not apply to collection of any other nonbypassable charges or other charges. The standards apply to all REPs other than REPs that have contracted with CenterPoint to have CenterPoint bill and collect transition charges from retail consumers. REPs may contract with parties other than CenterPoint to bill and collect transition charges from retail consumers, but such REPs shall remain subject to these standards. Upon adoption of any amendment to the rules governing REP standards as set out in P.U.C. SUBST. R. 25.108, Commission Staff shall initiate a proceeding to investigate the need to modify the standards adopted in this Financing Order to conform to that rule and to address whether each of the rating agencies that have rated the transition bonds will determine that such modifications will not cause a suspension, withdrawal or downgrade of the ratings on the transition bonds. Modifications to the REP standards adopted in this Financing Order may not be implemented absent prior written confirmation from each of the rating agencies that have rated the transition

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bonds that such modifications will not cause a suspension, withdrawal or downgrade of the ratings on the transition bonds. The servicer of the transition bonds shall also comply with the provisions of the REP standards adopted by this Financing Order that are applicable to the servicer.

37.	Transition Charge Remittance Procedures. Transition charges shall be billed and collected in accordance with the REP standards adopted by this Financing Order. REPs shall be subject to penalties as provided in these standards. A REP shall not be obligated to pay the overdue transition charges of another REP whose customers it agrees to serve.

38.	Remedies upon REP Default. A servicer of transition bonds shall have the remedies provided in the REP standards adopted by this Financing Order. If a REP that is in default fails to immediately select and implement one of the options provided in the REP standards or, after making its selection, fails to adequately meet its responsibilities under the selected option, then, subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy, the servicer shall immediately cause the POLR or a qualified REP to assume the responsibility for the billing and collection of transition charges in the manner and for the time provided in the REP standards.

39.	Billing by POLRs. Every POLR appointed by the Commission shall comply with the minimum credit rating or deposit/credit support requirements described in the REP standards in addition to any other standard that may be adopted by the Commission. If the POLR defaults or is not eligible to provide billing and collection services, the servicer shall immediately assume responsibility for billing and collection of transition charges and continue to meet this obligation until a new POLR can be named by the Commission or the consumer requests the services of a REP in good standing. Retail consumers may never be directly re-billed by the successor REP, the POLR, or the servicer for any amount of transition charges the consumers have previously paid to their REP.

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40.	Disputes. Disputes between a REP and a servicer regarding any amount of billed transition charges shall be resolved in the manner provided by the REP standards adopted by this Financing Order.

41.	Metering Data. If the servicer is providing metering services to a REP’s retail consumers, then metering data shall be provided to the REP at the same time as the billing. If the servicer is not providing metering services, the entity providing metering services shall comply with Commission rules and ensure that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order.

42.	Charge-Off Allowance. The REP may retain an allowance for charge-offs from its payments to the servicer as provided in the REP standards adopted by this Financing Order.

43.	Service Termination. In the event that the servicer is billing consumers for transition charges, the servicer shall have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer pursuant to applicable Commission rules. In the event that a REP or the POLR is billing consumers for transition charges, the REP or POLR shall have the right to transfer the consumer to the POLR or to another certified REP or to direct the servicer to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer to the extent permitted by and pursuant to terms and limitations of the applicable Commission rules.

F. Structure of the Securitization

44.	Structure. CenterPoint shall structure the securitization as proposed in CenterPoint’s application. This structure shall be consistent with findings of fact 94 through 97.

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G. Use of Proceeds

45.	Use of Proceeds. Upon the issuance of transition bonds, BondCo shall pay the net proceeds from the sale of the transition bonds (after payment of transaction costs) to CenterPoint for the purchase price of the transition property. CenterPoint will apply these net proceeds to reduce the debt and/or common equity on its regulatory books.

H. Miscellaneous Provisions

46.	Continuing Issuance Right. CenterPoint has the continuing irrevocable right to cause the issuance of transition bonds in one or more series in accordance with this Financing Order for a period commencing with the date of this Financing Order and extending 24 months following the later of (i) the date on which this Financing Order becomes final and no longer subject to any appeal; or (ii) the date on which any other regulatory approvals necessary to issue the transition bonds are obtained and no longer subject to any appeal. If at any time during the effective period of this Financing Order there is a severe disruption in the financial markets of the United States, the effective period shall automatically be extended to a date which is not less than 90 days after the date such disruption ends.

47.	Internal Revenue Service Private Letter or Other Rulings. CenterPoint is not required by this Financing Order to obtain a ruling from the IRS; however, if it elects to do so, then upon receipt, CenterPoint shall promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the transition bonds or any other matter related thereto. CenterPoint shall also include a copy of every such ruling by the IRS it has received as an attachment to each issuance advice letter required to be filed by this Financing Order. CenterPoint may cause transition bonds to be issued without a private letter ruling if it obtains an opinion of tax counsel sufficient to support the issuance of the bonds.

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48.	Binding on Successors. This Financing Order, together with the transition charges authorized in it, shall be binding on CenterPoint and any successor to CenterPoint that provides transmission and distribution service directly to retail consumers in HL&P’s certificated service area as of May 1, 1999, and any other entity that provides transmission or distribution services to retail consumers within that service area. This Financing Order is also binding on each REP, and any successor, that sells electric energy to retail consumers located within that service area, any other entity responsible for billing and collecting transition charges on behalf of BondCo, and any successor to the Commission. In this paragraph, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.

49.	Flexibility. Subject to compliance with the requirements of this Financing Order, CenterPoint and BondCo shall be afforded flexibility in establishing the terms and conditions of the transition bonds, including the final structure of BondCo, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original issue discount, and other financing costs and the ability of CenterPoint, at its option, to cause one or more series of transition bonds to be issued or to create more than one BondCo for purposes of issuing such transition bonds.

50.	Effectiveness of Order. This Financing Order is effective upon issuance and is not subject to rehearing by the Commission. Notwithstanding the foregoing, no transition property shall be created hereunder, and CenterPoint shall not be authorized to impose, collect, and receive transition charges, until concurrently with the transfer of CenterPoint’s rights hereunder to BondCo in conjunction with the issuance of the transition bonds.

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51.	Regulatory Approvals. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the transition charges associated with the costs that are the subject of the application, and all related transactions contemplated in the application, are granted.

52.	Payment of Commission’s Costs for Professional Services. In accordance with PURA § 39.302(4), CenterPoint shall pay the costs to the Commission of acquiring professional services for the purpose of evaluating CenterPoint’s proposed transaction, including, but not limited to, the Commission’s outside attorneys’ fees in the amounts specified in this Financing Order no later than 30 days after the issuance of any transition bonds. Such costs shall be included in the amount securitized, and shall not be counted against the cap on up-front qualified cost established in ordering paragraph 16.

53.	Compliance with PURA § 39.303(b). If the balance securitized by CenterPoint includes an amount determined under § 39.262 that is subject to judicial review at the time of the securitization proceeding, CenterPoint shall adjust its rates, other than transition charges, or provide credits, other than credits to transition charges, in a manner that will refund over the remaining life of the transition bonds any overpayments resulting from securitization of amounts in excess of the amount resulting from a final determination after completion of all appellate reviews. The adjustment mechanism may not affect the stream of revenue available to service the transition bonds. An adjustment may not be made under this paragraph until all appellate reviews, including, if applicable, appellate reviews following a Commission decision on remand of its original orders, have been completed. A retail electric provider shall be required to appropriately refund or credit to its customers any reduction in rates or any credits received from the utility under this section.

54.

Effect. This Financing Order constitutes a legal financing order for CenterPoint under Subchapter G of Chapter 39 of PURA. The Commission finds this Financing Order complies with the provisions of Subchapter G of Chapter 39 of

PUC Docket No. 34448	Financing Order	Page 88 of 89

PURA. A financing order gives rise to rights, interests, obligations, and duties as expressed in Subchapter G of Chapter 39 of PURA. It is the Commission’s express intent to give rise to those rights, interests, obligations, and duties by issuing this Financing Order. CenterPoint and the servicer are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

55.	Further Commission Action. The Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by PURA to ensure that expected transition charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the transition bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the transition bonds.

56.	All Other Motions Denied. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, are denied for want of merit.

PUC Docket No. 34448	Financing Order	Page 89 of 89

SIGNED AT AUSTIN, TEXAS on the 18th day of September 2007.

PUBLIC UTILITY COMMISSION OF TEXAS

/s/ Paul Hudson
PAUL HUDSON, CHAIRMAN

/s/ Julie Parsley
JULIE PARSLEY, COMMISSIONER

/s/ Barry T. Smitherman
BARRY T. SMITHERMAN, COMMISSIONER

DOCKET NO. 34448

FINANCING ORDER

APPENDIX A

FORM OF ISSUANCE ADVICE LETTER

    th day,             , 2007

ADVICE

THE PUBLIC UTILITY COMMISSION OF TEXAS

SUBJECT: ISSUANCE ADVICE LETTER FOR TRANSITION BONDS

Pursuant to the Financing Order adopted in Application of CenterPoint Energy Houston Electric, LLC for a Financing Order, Docket No.              (the “Financing Order”), CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, (“Applicant”) hereby submits, no later than twenty-four hours after the pricing date of this series of Transition Bonds, the information referenced below. This Issuance Advice Letter is for the CenterPoint Energy Transition Bond Company III, LLC Transition Bonds series A, tranches A-1, A-2, A-3, and A-4. Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

PURPOSE

This filing establishes the following:

(a)	the total amount of Qualified Costs being securitized;

(b)	confirmation of compliance with issuance standards;

(c)	the actual terms and structure of the Transition Bonds being issued;

(d)	the initial Transition Charge for retail users; and

(e)	the identification of the SPE.

QUALIFIED COSTS BEING SECURITIZED

The total amount of Qualified Costs being securitized (the “Securitized Qualified Costs”) is presented in Attachment 1.

COMPLIANCE WITH ISSUANCE STANDARDS

The Financing Order requires Applicant to confirm, using the methodology approved therein, that the actual terms of the Transition Bonds result in compliance with the standards set forth in the Financing Order. These standards are:

1.	The securitization of Qualified Costs will provide tangible and quantifiable benefits to ratepayers, greater than would be achieved absent the issuance of Transition Bonds (See Attachment 2);

2.	The amount securitized will not exceed the present value of the conventional financing revenue requirement over the life of the proposed Transition Bonds associated with the Securitized Qualified Costs when the present value calculation is made using a discount rate equal to the proposed interest rate on the Transition Bonds (See Attachment 2);

3.	The total amount of revenues to be collected under the Financing Order is less than the revenue requirement that would be recovered using conventional financing methods (See Attachment 2);

4.	The Transition Bonds will be issued in one or more series comprised of one or more tranches having target final maturities of not more than 14 years and legal final maturities not exceeding 15 years from the date of issuance of such series (See Attachment 3);

5.	The Transition Bonds will be issued with an original issue discount on several of the tranches to promote marketability while providing yields that match market conditions; the original issue discount will be fully reflected in the interest rates used to calculate ratepayer benefits; and

6.	The structuring and pricing of the Transition Bonds is certified by the Applicant to result in the lowest transition bond charges consistent with market conditions and the terms (including the amortization structure ordered by the Commission, if any) set out in the Financing Order (See Attachment 4).

ACTUAL TERMS OF ISSUANCE

Transition Bond Series: Series A

Transition Bond Issuer: CenterPoint Energy Transition Bond Company III, LLC

Trustee:

Closing Date:

Bond Ratings: S&P AAA, Fitch AAA, Moody’s Aaa

Amount Issued:

Transition Bond Issuance Costs: See Attachment 1, Schedule B.

Transition Bond Support and Servicing: See Attachment 2, Schedule B.

Tranche	Coupon Rate	Expected Final Maturity	Legal Final Maturity
A-1%
A-2%
A-3%
A-4%

Effective Annual Weighted Average Interest Rate of the Transition Bonds:	[ ] %
Life of Series:
Weighted Average Life of Series:
Call provisions (including premium, if any):
Amortization Schedule	Attachment 2, Schedule A
Target Final Maturity Dates:	Attachment 2, Schedule A
Legal Final Maturity Dates:	Attachment 2, Schedule A
Payments to Investors:	Semiannually Beginning , 2008
Initial annual Servicing Fee as a percent of original Transition Bond principal balance:	0.05%

INITIAL TRANSITION CHARGE

Table I below shows the current assumptions for each of the variables used in the calculation of the initial Transition Charges.

TABLE I
Input Values For Initial Transition Charges

Applicable period: from through
Forecasted retail kWh/kW sales for the applicable period[1]:
Transition Bond debt service for the applicable period[2]:	$
Percent of billed amounts expected to be charged-off:		% (Residential) % (Non-Residential)
Forecasted % of Billings Paid in the Applicable Period:			%
Forecasted retail kWh/kW sales billed and collected for the applicable period[3]:
Forecasted annual ongoing transaction expenses (Excluding Transition Bond principal and interest):	$
Current Transition Bond outstanding balance:	$
Target Transition Bond outstanding balance as of :	$
Total Periodic Billing Requirement for applicable period:	$

Allocation of the PBR among customer classes: See Attachment 3.

[1]	Aggregate in kWh equivalence; see Attachment 3, column 7, for billing determinants by rate class.
[2]	Cash paid to service debt within the applicable period—not an accrued amount.
[3]

Assumed collection curve for the residential rate class of         % in the first month following billing;         % in the second month following billing; and         % charged-off. For all other rate classes, assumed collection curve of         % in the first month following billing;         % in the second month following billing; and 0.__% charged-off.

Based on the foregoing, the initial Transition Charges calculated for retail users are as follows:

TABLE II
Rate Class	Initial Transition Charge[4]
Residential	$/kWh
$/kW
MGS	$/kWh
$/kVa
LGS	$/kW
LOS-A	$/kW
LOS-B	$/kW
Non-Metered Lighting	$/kWh
Standby Electric Service – Distribution	$/kW
Interruptible Service Supplemental – Distribution	$/kW
Interruptible Service – Thirty Minute Notice	$/kW
Interruptible Service – Ten Minute Notice	$/kW
Interruptible Service – Instantaneous	$/kW
Interruptible Service Supplemental – Transmission	$/kW
Standby Electric Service – Transmission	$/kW
Standby Interruptible Service	$/kW
SCP	$/kW

IDENTIFICATION OF SPE

The owner of the Transition Property (the “SPE”) will be: CenterPoint Energy Transition Bond Company III, LLC.

EFFECTIVE DATE

In accordance with the Financing Order, the Transition Charge shall be automatically effective upon the Applicant’s receipt of payment in the amount of $             from CenterPoint Energy Transition Bond Company III, LLC, following Applicant’s execution and delivery to CenterPoint Energy Transition Bond Company III, LLC of the Bill of Sale transferring Applicant’s rights and interests under the Financing Order relating to this series of Transition Bonds and other rights and interests that will become Transition Property upon transfer to CenterPoint Energy Transition Bond Company III, LLC as described in the Financing Order.

[4]

Due to dynamic factors such as the intra-industrial allocation, the transition charge, including the residential charge, will change slightly from period to period, even in cases of no variation from the current forecast.

NOTICE

Copies of this filing are being furnished to the parties on the attached service list. Notice to the public is hereby given by filing and keeping this filing open for public inspection at Applicant’s corporate headquarters.

AUTHORIZED OFFICER

The undersigned is an officer of Applicant and authorized to deliver this Issuance Advice Letter on behalf of Applicant.

Respectfully submitted,

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

By:
Name:
Title:

ATTACHMENT 1

SCHEDULE A

CALCULATION OF SECURITIZED QUALIFIED COSTS5

CTC Principal Balance:	$

Less: Unexpended Environmental Costs (Docket No. 33823) minus Settled Fuel Balance Adjustment (Docket No. 34031)

Up-front Qualified Costs

Less: Amount Allocated to Texas – New Mexico Power (if any)

TOTAL SECURITIZED QUALIFIED COSTS	$

[5]	Refer to the attached workpapers.

ATTACHMENT 1

SCHEDULE B

ESTIMATED UP-FRONT QUALIFIED COSTS

Underwriters’ Fees	$

Legal Fees and Expenses for Company Counsel	$

Legal Fees and Expenses for Underwriters’ Counsel	$

Accountant’s/Auditor’s Fees	$

Commission’s Financial Advisor Fees	$

Trustee Fee and Counsel	$

Servicer Set-up Costs	$

Printing and Filing Costs	$

Company’s Advisor’s Fee	$

Securitization Proceedings Expenses	$

SEC Registration Fee	$

Rating Agency Fees	$

Retirement of Debt	$

Original Issue Discount	$

Additional Credit Enhancement	$

Commission Advisor Fees	$

Miscellaneous	$

TOTAL ESTIMATED UP-FRONT QUALIFIED COSTS SECURITIZED	$

Note: Costs are subject to the caps set forth in the Financing Order. Any difference between the Estimated Up-front Qualified Costs securitized and the actual up-front costs incurred will be resolved through the true-up process described in the Financing Order.

ATTACHMENT 2

SCHEDULE A

TRANSITION BOND REVENUE REQUIREMENT INFORMATION

SERIES A, TRANCHE A-1

Payment Date	Principal Balance	Interest	Principal	Total Payment
$
		$	$	$

ATTACHMENT 2

SCHEDULE A

TRANSITION BOND REVENUE REQUIREMENT INFORMATION

SERIES A, TRANCHE A-2

Payment Date	Principal Balance	Interest	Principal	Total Payment
$
	$	$	$—	$
—
—
—

ATTACHMENT 2

SCHEDULE A

TRANSITION BOND REVENUE REQUIREMENT INFORMATION

SERIES A, TRANCHE A-3

Payment Date	Principal Balance	Interest	Principal	Total Payment
$
		$	$—	$
—
—
—
—
—
—
—
—
—
—
—

ATTACHMENT 2

SCHEDULE A

TRANSITION BOND REVENUE REQUIREMENT INFORMATION

SERIES A, TRANCHE A-4

Payment Date	Principal Balance	Interest	Principal	Total Payment
$
		$	$—	$
—
—
—
—
—
—
—
—
—
—
—
—
—
—

ATTACHMENT 2

SCHEDULE B

ONGOING QUALIFIED COSTS

ANNUAL AMOUNT
Servicing Fee (0.05% of Transition Bonds principal amount)	$

Administration Fees and Expenses	$

Trustee Fees and Expenses	$

Legal and Accounting Costs	$

Ongoing Costs of Credit Enhancement (other than Collection Account)		$—

Independent Managers’ Fees	$

Rating Agency Fees	$

Printing and Filing Fees	$

Miscellaneous	$

TOTAL ONGOING QUALIFIED COSTS	$

Note: Costs are subject to the caps set forth in the Financing Order. The amounts shown for each category of operating expense on this attachment are the expected expenses for the first year of the transition bonds. Transition charges will be adjusted at least annually to reflect any changes in Ongoing Qualified Costs through the true-up process described in the Financing Order.

ATTACHMENT 2

SCHEDULE C

CALCULATION OF TRANSITION CHARGES

Year	Transition Bond Payments[6]	Ongoing Costs[7]	Total Nominal Transition Charge Requirement[8]	Present Value of Transition Charges[9]
1	$	$	$	$
2	$	$	$	$
3	$	$	$	$
4	$	$	$	$
5	$	$	$	$
6	$	$	$	$
7	$	$	$	$
8	$	$	$	$
9	$	$	$	$
10	$	$	$	$
11	$	$	$	$
12	$	$	$	$
13	$	$	$	$
14	$	$	$	$
Total	$	$	$	$

[6]	From Attachment 2, Schedule A.
[7]	From Attachment 2, Schedule B.
[8]	Sum of transition bond payments and ongoing costs.
[9]	The discount rate used is the weighted average effective annual interest rate of the transition bonds ( %). The present value calculation takes into account the timing of the payment dates.

ATTACHMENT 2

SCHEDULE D

COMPLIANCE WITH SUBCHAPTER G OF THE UTILITIES CODE

Tangible & Quantifiable Benefits and Revenue Requirements Tests:10

	Conventional Financing Through Competition Transition Charge (CTC)[11]	Securitization Financing[12]	Savings/(Cost) of Securitization Financing

Nominal	$	$	$
Present Value	$	$	$

[10]	Calculated in accordance with the methodology cited in the Financing Order.
[11]	CTC carrying cost at % and CTC term of years. The discount rate used is the weighted average effective annual interest rate of the transition bonds ( %).
[12]	From Attachment 2, Schedule C.

ATTACHMENT 3

INITIAL ALLOCATION OF COSTS TO TC2 CLASSES

(1) TC2 Class	(2) PBRAF		(3) Subgroups		(4) Allocation Factor After Intra- Industrial Adjustment		(5) Periodic Billing Requirement	(6) Billing Requirement per TC2 Class (4) * (5)	(7) Forecasted Billing Determinant	(8) Transition Charge (6) / (7)

Residential		%				%	$	$		$/kWh
				%		%	$	$		$/kW
MGS		%		%		%	$	$		$/kWh
				%		%	$	$		$/kVa
LGS		%		%		%	$	$		$/kW
LOS-A		%				%	$	$		$/kW
LOS-B		%				%	$	$		$/kW
Non-Metered Lighting		%				%	$	$		$/kWh
Standby Electric Svc. – Distribution		%				%	$	$		$/kW
Interruptible Svc. Supplemental – Dist.		%				%	$	$		$/kW
Interruptible Svc. – 30 Minute Notice		%				%	$	$		$/kW
Interruptible Svc. – 10 Minute Notice		%				%	$	$		$/kW
Interruptible Svc. – Instantaneous		%				%	$	$		$/kW
Interruptible Svc. Supplemental – Trans.		%				%	$	$		$/kW
Standby Electric Svc. – Transmission		%				%	$	$		$/kW
Standby Interruptible Svc.		%				%	$	$		$/kW
Special Contract Pricing		%				%	$	$		$/kW
Total	100.0000%				100.0000%			$

ATTACHMENT 4

FORM OF APPLICANT’S CERTIFICATION

Date: . 2007

Public Utility Commission of Texas

1701 N. Congress Ave.

P.O. Box 13362

Austin, TX 78711-3326

Saber Partners, LLC

44 Wall Street

New York, NY 10005

Re: Application of CenterPoint Energy Houston Electric, LLC for a Financing Order, Docket No.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC (the “Applicant”) submits this Certification pursuant to Ordering Paragraph No. 4 of the Financing Order in Application of CenterPoint Energy Houston Electric, LLC for a Financing Order, Docket No.              (the “Financing Order”). All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

In its issuance advice letter dated                 , 2007, the Applicant has set forth the following particulars of the Transition Bonds:

Name of Transition Bonds: CenterPoint Senior Secured Transition Bonds, Series A

SPE: CenterPoint Energy Transition Bond Company III, LLC

Closing Date:

Amount Issued: $

Expected Amortization Schedule: See Attachment 2, Schedule A to the Issuance Advice Letter

Distributions to Investors (quarterly or semi-annually): Semi-annually

Weighted Average Coupon Rate13:             %

Weighted Average Annual Interest Rate14: [            ] %

Weighted Average Yield15:             %

[13]	Semi-annual coupon rates weighted by the principal amount and modified duration of each class.
[14]	Annualized weighted average coupon rate, giving effect to compounding.
[15]	The internal rate of return giving effect to compounding, calculated including all upfront and ongoing costs.

The following actions were taken in connection with the design, marketing, structuring and pricing of the bonds [NOTE: List to be expanded or contracted to reflect actual actions in this transaction.]:

•	Included credit enhancement in the form of the true-up mechanism and an equity contribution of 0.50% of the original principal amount.

•	Registered the transition bonds with the Securities and Exchange Commission to facilitate greater liquidity.

•	Achieved Aaa/AAA/AAA ratings from each of the three major rating agencies.

•	Worked with the Commission’s designated representative to select underwriters that have relevant experience and execution capability.

•	Provided the termsheet and preliminary prospectus by e-mail to prospective investors.

•	Allowed sufficient time for investors to review the termsheet and preliminary prospectus and to ask questions regarding the transaction.

•	Arranged issuance of rating agency pre-sale reports during the marketing period.

•	During the period that the bonds were marketed, held daily market update discussions with the underwriting team to develop recommendations for pricing.

•	Had multiple conversations with all of the members of the underwriting team during the marketing phase in which we stressed the requirements of the Financing Order.

•

Developed and implemented a marketing plan designed to give each of the underwriters incentive to aggressively market the bonds to their customers and to reach out to a broad base of potential investors, including investors who have not previously purchased this type of security.

•

Provided potential investors with access to an internet roadshow for viewing on repeated occasions at investors’ convenience. Hard copies were presented in one-on-one and group meetings with investors (but were reclaimed at the conclusion of the meetings).

•

Adapted the transition bond offering to market conditions and investor demand at the time of pricing. Variables impacting the final structure of the transaction were evaluated including length of average lives and maturity of the bonds and interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for AAA ratings.

•	Worked with the Commission’s designated representative to develop bond allocations, underwriter compensation and preliminary price guidance designed to achieve lowest interest rates.

Based upon information reasonably available to the officers, agents, and employees of the Applicant, the Applicant hereby certifies that the structuring and pricing of the Transition Bonds, as described in the issuance advice letter, will result in the lowest transition bond charges consistent with market conditions and the terms of the Financing Order (including the amortization structure, if any, ordered by the Commission), all within the meaning of Section 39.301 of PURA.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

By:
Name:
Title:

DOCKET NO. 34448

FINANCING ORDER

APPENDIX B

SCHEDULE TC3

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

6.1.1.2.3 SCHEDULE TC3 - TRANSITION CHARGES

SECTION 1: APPLICABILITY

This schedule sets out the rates and terms and conditions under which Transition Charges will be billed and collected by CenterPoint Energy Houston Electric, LLC (Company), any successor servicer(s) and any retail electric providers (REP) or collection agents billing or collecting Transition Charges on behalf of CenterPoint Energy Transition Bond Company III, LLC (SPE). The Transition Charges were authorized by the Financing Order approved by the Public Utility Commission of Texas (Commission) in Docket No.              on                      (Financing Order). Pursuant to terms of the Financing Order and the requirements of Section 39.301 et seq. of the Texas Utilities Code, all of the Company’s rights under the Financing Order, including the right to bill and collect Transition Charges and to adjust Transition Charges pursuant to this Schedule TC3, were transferred to the SPE in connection with the issuance of transition bonds. The rights transferred to the SPE are “transition property” of the SPE (as defined in Section 39.304 of the Utilities Code). On the effective date of this Schedule TC3 the Company will act as servicer on behalf of the SPE to bill, collect, receive and adjust Transition Charges imposed pursuant to this Schedule TC3. However, the SPE may select another party to serve as servicer or the Company may resign as servicer in accordance with the terms and subject to the conditions of the Servicing Agreement and the Financing Order. A successor servicer selected under these conditions will assume the obligations of the Company as servicer under this Schedule TC3. As used in this Schedule TC3, the term “Servicer” includes any successor servicer. All actions by the Company under this Schedule TC3, including collection of Transition Charges, will be undertaken solely in its role as servicer under the Servicing Agreement between the Company and the SPE dated as of                     .

This schedule is applicable to:

1.	Retail customers located within the certificated service area of Reliant Energy HL&P (HL&P) as such service area existed on May 1, 1999 who receive electric transmission and/or distribution service through a REP served by the Company and to the facilities, premises and loads of such retail customers;

2.	Retail customers located within HL&P’s certificated service area as it existed on May 1, 1999 who are presently receiving transmission and/or distribution service either directly from another utility, electric cooperative or municipally owned utility (T or D Provider) or through a REP served by another T or D Provider, and whose request to change service to the other T or D Provider was made after May 1, 1999;

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

3.	Retail customers located within HL&P’s certificated service area as it existed on May 1, 1999 and who are served by New On-Site Generation. New On-Site Generation means “New On-Site Generation” as defined in Section 25.345(c)(1) of the Commission’s Substantive Rules.

4.	REPs that serve retail customers located within HL&P’s certificated service area as it existed on May 1, 1999.

5.	Any other entity which, under the terms of the Financing Order or the Utilities Code, may be obligated to pay, bill, collect, or adjust the Transition Charges.

6.	This schedule is applicable to public retail customers located within HL&P’s certificated service area as it existed on May 1, 1999 who purchase power from the General Land Office as provided for in the Utilities Code, Section 35.102.

SECTION 2: CHARACTER OF TRANSITION CHARGES

Transition Charges are non-bypassable charges. All Transition Charges other than those applicable to New On-Site Generation are computed and paid on the basis of individual end-use retail customer consumption or demand. In accordance with Utilities Code Section 39.252(b) and Section 25.345(i)(3) of the Commission's Substantive Rules, the Transition Charges applicable to use of New On-Site Generation that results in a "material reduction" of the customer's use of energy delivered through the Company's transmission and distribution facilities (as defined in Section 25.345(i)(4) of the Commission's Substantive Rules) are computed and paid based on the output of the on-site generation used to meet the internal electric requirements of the customer. Customers with New On-Site Generation will also be required to pay the Transition Charges applicable to energy actually delivered to the Customer through the Company’s facilities. Individual end-use retail customers are responsible for paying Transition Charges billed to them in accordance with the terms of this Schedule TC3 whether the charges are billed directly by Servicer or are included in the bills submitted to the customer by a REP or another entity. Payment is to be made to the entity that bills the customer in accordance with the terms of the Servicing Agreement and the Financing Order. The billing entity may be the Company, a successor servicer, a REP or an entity designated to collect Transition Charges in place of the REP.

The Transition Charges are separate charges to be paid in addition to any other applicable charges for services received. Although the Transition Charges are separate charges, they may be included within other charges of the billing entity.

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

The REP or entity designated to collect Transition Charges in place of the REP will pay Transition Charges (less an allowance for charge-offs calculated pursuant to this Schedule TC3) to Servicer in accordance with the requirements of the Financing Order and this Schedule TC3 whether or not it has collected the Transition Charges from its customers. To the extent that the REP’s actual charge-offs differ from the charge-off allowance, adjustments will be made pursuant to this Schedule TC3. The REP will have no right to reimbursement other than as expressly set out in this Schedule TC3.

Servicer will remit collections to the SPE in accordance with the terms of the Servicing Agreement.

SECTION 3: TERM

This Schedule TC3 is effective beginning on the date the transition bonds are issued. Schedule TC3 will remain in effect as provided in the Financing Order until the Transition Charges collected and remitted to the SPE are sufficient to satisfy all obligations of the SPE to pay principal and interest on the transition bonds (as due over the 14 year term of the transition bonds) and to pay all other qualified costs as provided in the Financing Order. However, in no event will the Transition Charges be billed for service provided after 15 years from issuance of the transition bonds, or sooner if the transition bonds are paid in full at an earlier date. This Schedule TC3 is irrevocable.

SECTION 4: TRANSITION CHARGE CLASSES

Transition Charges are calculated and applied by Transition Charge Class. There are 15 Transition Charge Classes, nine of which are Capped Classes. Each Transition Charge Class is defined in terms of the base rate tariff classes that existed on HL&P’s system on September 1, 1999 (“pre-restructuring rate schedules”). The Transition Charge Classes are defined as follows:

Residential Class: The Residential Class is made up of (i) every customer that was served under HL&P rate schedule RS or RTD on the day before the customer discontinued taking service from HL&P under a pre-restructuring rate schedule, and (ii) each new customer that was not served by HL&P under any pre-restructuring rate schedule, but is the type of customer which, if it had been served by HL&P under pre-restructuring rate schedules would have qualified for service under HL&P’s rate schedules RS or RTD.

MGS Class: The MGS Class is made up of (i) every customer that was served under HL&P rate schedule MGS on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, and (ii) each new customer that was not served by HL&P under any pre-restructuring rate schedule, but is the type of customer which, if it had been served by HL&P under a pre-restructuring rate schedule would have qualified for service under HL&P’s rate schedule MGS and whose demand is estimated

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

by the Company to be less than 400 kVa. This class includes customers served under Rider GLTC. Customers served under rate schedules EIS, HVP and CSB are included in the MGS class if the customer’s contract for service from HL&P provided that the MGS rate was the basis for pricing.

LGS Class: The LGS Class is made up of (i) every customer that was served under HL&P rate schedule LGS on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, and (ii) each new customer that was not served by HL&P under any pre-restructuring rate schedule, but is the type of customer which, if it had been served by HL&P under a pre-restructuring rate schedule would have qualified for service under HL&P’s rate schedules LGS and whose demand as estimated by the Company, if served at less than 60,000 volts, is 400 kVa or greater; or if served at 60,000 volts or greater, is at least 400 kVa but less than 2,000 kVa. This class includes customers served under Rider SEI. Customers served under rate schedules EIS, HVP and CSB are included in the LGS class if the customer’s contract for service from HL&P provided that the LGS rate was the basis for pricing.

LOS-A Class: The LOS-A Class is made up of (i) every customer that was served under HL&P rate schedule LOS-A on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, and (ii) each new customer that was not served by HL&P under any pre-restructuring rate schedule, but is the type of customer which, if it had been served by HL&P under a pre-restructuring rate schedule would have qualified for service under HL&P’s rate schedule LOS-A and has a demand as estimated by the Company of 2,000 kVa or greater. Customers served under rate schedules EIS and HVP are included in the LOS-A class if the customer’s contract for service from HL&P provided that the LOS-A rate was the basis for pricing.

LOS-B Class: The LOS-B Class is made up of every customer that was served under HL&P rate schedule LOS-B on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule. Customers that were not served by HL&P under any pre-restructuring rate schedule may not be included in this class.

Non-Metered Lighting Class: The Non-Metered Lighting Class is made up of (i) every customer that was served under HL&P rate schedules SPL, MLS or MTA on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, and (ii) each new customer which was not served by HL&P under any pre-restructuring rate schedule, but is taking outdoor lighting services which are provided on an unmetered basis using lighting fixtures controlled by photo-electric devices which would have qualified for service under HL&P’s pre-restructuring rate schedules SPL, MLS and MTA.

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

In addition to the six Transition Charge Classes described above, there will be nine additional Transition Charge Classes, each of which is a capped class (“Capped Classes”). Each of the Capped Classes will be made up solely of customers that actually received service from HL&P during the 12-month period ended April 30, 1999 under the HL&P rate schedule related to the class and any SIP customers with a contract effective date after April 30, 1999 and before January 1, 2002. The nine Capped Classes, and the related rate schedule, are as follows:

Capped Class	Related Rate Schedule
Standby Electric Service – Distribution	SES
Interruptible Service Supplemental – Distribution	ISS
Interruptible Service – 30 minute notice	IS-30
Interruptible Service – 10 minute notice	IS-10 & SIP
Interruptible Service – Instantaneous	IS-I
Interruptible Service Supplemental – Transmission	ISS
Standby Electric Service – Transmission	SES
Standby Interruptible Service	SBI
Special Contract Pricing	SCP

Each customer in one or more of the nine Capped Classes will be charged the Transition Charges for the applicable class only for service the customer actually receives during the billing period up to the Monthly Cap. The Monthly Cap for each customer will be based on the amount of service the customer received under the related rate schedule during the 12-month period ended April 30, 1999 or for any SIP customer, the Monthly Cap will be based on the customer’s average monthly interruptible demand corresponding to the initial MFC under the customer’s SIP contract effective after April 30, 1999 and before January 1, 2002, and calculated as follows:

(1) For customers which took stand alone standby service (SBI and/or SES without other service), the Monthly Cap for SBI and SES will be the highest demand under the respective rate, during the 12-month period ended April 30, 1999. If a customer began service under SES and/or SBI after April 30, 1999, the Monthly Cap for such customer’s will be the highest demand under rate SES or SBI, as applicable, during the period from April 30, 1999 to January 1, 2002, if the customer provides the Company adequate documentation that (i) the additional load served was on-site load normally served by the customer’s on-site generation and (ii) the customer’s on-site generation was out of service due to forced outage or maintenance. If the customer does not provide the required documentation, the additional load will be billed using the Transition Charges applicable to the LGS Class for distribution voltage customers or LOS-A Class for transmission voltage customers.

(2) For customers which took SBI and/or SES in combination with other services, the Transition Charge for additional load taken in excess of the Monthly Cap will be the

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Transition Charge for the LOS-A class restated and applied as a cents per KWh charge if the customer provides the Company adequate documentation that (i) the additional load was lawfully served without use of the Company's transmission and distribution facilities and (ii) the customer’s on-site generation was out of service due to forced outage or maintenance. If the customer does not provide the required documentation, the additional load will be billed using the Transition Charges applicable to the LOS-A Class for transmission voltage customers applied on a kW basis.

(3) For any SCP customer that also received service under a non-Capped Class, the SCP rate will have a Monthly Cap based on the amount of service the customer received under the SCP rate schedule during the 12-month period ended April 30, 1999. The Monthly Cap will be the customer’s monthly maximum hourly kW under the SCP rate schedule during the peak hours as defined herein, summed for the 12-month period ended April 30, 1999 and divided by the number of months during which the customer actually consumed power under the SCP rate schedule.

(4) For all other customers in Capped Classes, the Monthly Cap will be the customer’s monthly maximum hourly kW under the related rate schedule during the peak hours as defined herein, summed for the 12-month period ended April 30, 1999 or alternate period applicable to any SIP customer and divided by the number of months during which the customer actually consumed power under the rate schedule. For monthly service in excess of the Monthly Cap(s), the charge associated with customer’s non-capped Transition Charge Class will apply. If the customer is served at distribution voltage and did not have service associated with one of the six non-capped Transition Charge Classes, the customer will be required to pay the Transition Charges applicable to the LGS Class for all monthly service in excess of its Monthly Cap. If the customer is served at transmission voltage and did not have service associated with one of the six non-capped Transition Charge Classes, the customer will be required to pay the Transition Charges applicable to the LOS-A Class for all monthly service in excess of its Monthly Cap.

The categories of service historically provided by HL&P ceased to exist after electric business activities were unbundled pursuant to Section 39.051 of the Utilities Code. Similarly, since the advent of customer choice under Section 39.102 of the Utilities Code, retail customers receive service that may not only have different names, but may have different characteristics than the service historically provided by HL&P. The classifications set out in the preceding paragraphs will be applied to determine the Transition Charge applicable to each customer without regard to the descriptions that may be used to describe the services currently provided to retail customers.

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

SECTION 5: PERIODIC BILLING REQUIREMENT ALLOCATION FACTORS

The initial Periodic Billing Requirement Allocation Factors (“PBRAF”) for each Transition Charge Class are set out below. These initial PBRAFs will remain in effect throughout the life of the transition bonds unless a modification of the factors is made pursuant to the allocation factor adjustment provisions in Section 6 of this Schedule TC3:

INITIAL PERIODIC BILLING REQUIREMENT ALLOCATION FACTORS

TRANSITION CHARGE CLASS	PBRAF
Residential	19.8194%
MGS	41.0482%
LGS	23.3446%
LOS-A	5.7737%
LOS-B	5.7592%
Non-Metered Lighting	0.2978%
CAPPED CLASSES
Standby Electric Service- Distribution	0.0202%
Interruptible Service Supplemental- Distribution	(0.0363)%
Interruptible Service –Thirty Minute Notice	0.0923%
Interruptible Service –Ten Minute Notice	0.6083%
Interruptible Service –Instantaneous	(0.0034)%
Interruptible Service Supplemental – Transmission	0.0660%
Standby Electric Service – Transmission	0.4367%
Standby Interruptible Service	0.0659%
Special Contract Pricing	3.3970%

SECTION 6: ALLOCATION FACTOR ADJUSTMENTS

The PBRAFs will be subject to adjustment using the procedures in this Section 6. Any adjustment required under this Section 6 will be made effective on the date of an annual Standard True-up Adjustment. Required adjustments will be made in the following order: first, adjustments will be made under Part A; second, adjustments will be made under Part B; and third, adjustments will be made under Part C.

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

For purposes of determining whether an allocation adjustment is required under Parts B and C of this Section 6 and adjusting PBRAFs pursuant to those Parts, the Transition Charge Classes will be combined into three groups (TC Groups) as follows:

TC GROUPS

TC GROUP	TRANSITION CHARGE CLASSES	INITIAL GROUP ALLOCATION PERCENTAGE
Residential	Residential	19.8194%
Commercial	MGS, LGS, Non-Metered Lighting	64.6906%
Industrial	All other Transition Charge Classes	15.4900%

Part A: Adjustments Due to Load Loss Qualifying under Utilities Code Section 39.262(k)

The PBRAFs shall be adjusted consistent with the Utilities Code to reflect the loss of loads due to operations of facilities that are “Eligible Generation” as defined in PUC Subst. Rule 25.345 (c) (2) (“Eligible Generation”) except that this Part A shall not apply to, and the term "Eligible Generation" shall not include, load loss due to installation and operation of small power production facilities with a rated capacity of 10 megawatts or less. Any adjustments required under this Part A will be calculated as follows:

Step 1 – The Company will determine the amount of service provided during the twelve months ended April 30, 1999 that has been replaced by Eligible Generation (excluding amounts reflected in either the Initial PBRAFs or a prior adjustment under this Part A) and sum the losses by Transition Charge Class.

Step 2 – The Company will recalculate the PBRAFs for all Transition Charge Classes using the spreadsheet and data used to compute the initial PBRAFs but reducing the demand allocation factors for each Transition Charge Class to reflect the cumulative losses for that class as calculated under Step 1 (including losses for which PBRAF adjustments were made in prior years). No other changes to the spreadsheet or data used to compute the initial PBRAFs will be made. Appendix A to this Schedule TC3 contains the spreadsheet and data used to compute the initial PBRAFs.

Step 3 – An Adjusted Group Allocation Percentage for each TC Group shall then be calculated as the sum of the Adjusted PBRAFs (computed under Step 2) for all Transition Charge Classes within the TC Group.

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Part B: Inter-Group Adjustments Due to Cumulative Load Loss Not Attributable to Eligible Generation

In connection with each annual Standard True-up Adjustment, the Company will compare the projected billing determinants being used to set Transition Charges for each Transition Charge Class during the ensuing year to the billing determinants in effect on the original effective date of Schedule TC3 (adjusted to exclude any billing determinants attributable to Eligible Generation if any adjustment was made under Part A after the original effective date) (such billing determinants as adjusted are hereafter referred to as the “Base Billing Determinants”). The PBRAFs of all Transition Charge Classes in all TC Groups will be adjusted if one or more TC Groups experience load loss (calculated excluding load loss attributable to Eligible Generation for which adjustments have been made under Part A but including load loss attributable to small power production facilities of 10 megawatts or less) aggregating 50% or more on a cumulative basis when measured against the Base Billing Determinants. The adjustments under this Part B will be made using the following procedures:

Step 1:

For each TC Group, if CTCOLG / PBRG ≥ 0.50	Then, no PBRAF adjustment will occur and any adjustment made in previous years under Part B shall be reversed

For each TC Group, if CTCOLG / PBRG < 0.50	Then, a PBRAF adjustment will be calculated pursuant to Steps 2 through 5.

Where:

CTCOLG = cumulative test collections for group G = S CCc* FBUc for all classes (c) in Group (G)

FBUc = forecasted billing determinants for class c

CCc= cumulative test charge for class c = {PBRAFc*PBRT}/ BBDc

PBRAFc= the PBRAFs then in effect, or if an adjustment has been made under Part A, the adjusted PBRAFs from Part A

PBRT= total periodic billing requirement for upcoming period

BBDc= Base Billing Determinants for class c

PBRG= periodic billing requirement for group = S PBRAFc* PBRT for all classes in G

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Step 2:

For each TC Group in Step 1 where CTCOLG / PBRG < 0.50, a reduction amount (REDG) will be calculated for group G where

REDG= 0.5 (PBRG - CTCOLG)

Step 3:

For all TC Groups, a reallocation amount for that group (RAG) shall be calculated where:

RAG = GAPG * {S REDG} for all Groups

Where:

GAPG = Group Allocation Percentage = S PBRAFc for all classes in the group

Step 4:

For all TC groups a Group Allocation Percentage Adjustment (GAPAG) shall be calculated where:

GAPAG= (RAG-REDG) / PBRT

Where:

S GAPAG = 0 for all G

Step 5:

For all TC classes, the PBRAF adjustment for class c (PBRAFAc) will be calculated for use in calculating adjustments to the Transition Charges under Section 8, Part A where

PBRAFAc= GAPAG * (PBRAFc/GAPG)

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Part C: Inter-Group Adjustments Due to Year-Over-Year Load Loss Not Attributable to Eligible Generation

In connection with each annual Standard True-up Adjustment, the Company will compare the projected billing determinants being used to set Transition Charges for each Transition Charge Class during the ensuing year to the forecasted billing determinants used to develop the then currently effective Transition Charges for the class minus the Eligible Generation load loss for the class determined in Step 1 of Part A after the billing determinant for the currently effective Transition Charges was determined (such adjusted amount is hereinafter referred to as the “Prior Year Billing Determinant”). The PBRAFs of all Transition Charge Classes in all TC Groups will be adjusted if (i) one or more TC Groups experience load loss (calculated excluding load loss attributable to Eligible Generation for which adjustments have been made under Part A but including load loss attributable to small power production facilities of 10 megawatts or less) of 10% or greater on a year-over-year basis when compared to the Prior Year Billing Determinants or (ii) any TC Group for which an adjustment was made under this Part C in one or more prior years experiences load growth resulting in projected billing determinants for the current year at a level which, if they had existed in one or more of such prior year(s) would have resulted in no adjustment to PBRAFs in such prior year(s). No reduction in PBRAFs will be made under this Part C for any TC Group for which a reduction amount was computed under Step 5 of Part B. The adjustments under this Part C will be made using the following procedures:

Step 1:

For each TC Group not adjusted under Part B,

If YTCOLG / PBRG ≥ 0.90	Then, no PBRAF adjustment will occur.

If YTCOLG / PBRG > 1.00	Then, no PBRAF adjustment will occur and any prior year adjustments made under C will be reversed pursuant to step 6.

If YTCOLG / PBRG < 0.90	Then, a PBRAF adjustment will be calculated pursuant to Steps 2 through 5.

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Where:

YTCOLG = year-to-year test collections for group G = S YCc* FBUc for all classes (c) in Group (G)

FBUc = forecasted billing determinants for class c

YCc= year-to-year test charge for class c = {PBRAFc*PBRT}/ FBUc-1

PBRAFc= the PBRAFs then in effect, or if an adjustment has been made under Part A, the adjusted PBRAFs from Part A

PBRT= total periodic billing requirement for upcoming period

FBUc-1=prior year’s forecasted billing determinants for class c

PBRG= periodic billing requirement for group = S PBRAFc* PBRT for all classes in the group

Step 2:

For each TC Group in Step 1 where YTCOLG / PBRG < 0.90, a year to year reduction amount (YREDG) shall be calculated where

YREDG= 0.9 (PBRG – YTCOLG)

Step 3:

For all TC Groups, a year to year reallocation amount (YRAG) shall be calculated where:

YRAG= GAPG * {S YREDG} for all groups

Where:

GAPG = Group Allocation Percentage = S PBRAFc for all classes in the group

Step 4:

For all TC groups a year to year group allocation percentage adjustment (YGAPAG) shall be calculated where:

YGAPAG= (YRAG - YREDG) / PBRT

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Where S GAPAG = 0 for all G

Step 5:

For all TC classes, a year to year PBRAF adjustment (YPBRAFAc) shall be calculated for use in calculating adjustments to the Transition Charges under Section 8, Part A where:

YPBRAFAc= YGAPAG*(PBRAFc/GAPG)

Step 6:

if{S (YCc*FBUc)}/{S (YCc*FBUct-1)}≥ .90 (for all classes in group G) then the adjustment made in year t shall be discontinued.

if{S (YCc*FBUc)}/{S (YCc*FBUct-1)} < .90 (for all classes in group G) then the adjustment made in year t carries forward.

Where FBUct-1 is the forecasted billing determinants from the year prior to the year an adjustment was made adjusted to reflect any adjustments made under part A between year t-1 and the current year.

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Part D: Adjustments to Base Class Allocations

The methodology used to allocate qualified costs and determine Transition Charges shall not be changed except in the limited circumstance described in this paragraph. If, but only if, the total retail stranded costs (determined pursuant to Section 39.253 of the Utilities Code) on a statewide basis exceed $5 billion, then the qualified costs attributable to the Company’s share of the statewide stranded costs in excess of $5 billion shall be reallocated using the allocation methodology prescribed in Section 39.253(f) of the Utilities Code. The Company’s share of the statewide stranded costs in excess of $5 billion shall be determined by multiplying (i) the percentage obtained by dividing the Company’s total stranded costs (determined pursuant to Section 39.253(f)) by the total statewide stranded costs (determined pursuant to Section 39.253(f)) by (ii) the amount by which the total statewide stranded costs (determined pursuant to Section 39.253(f) exceed $5 billion. The qualified costs attributable to the Company’s share of the statewide stranded costs shall then be determined by multiplying (i) the Company’s share of the statewide stranded costs by (ii) the percentage obtained by dividing (a) the Company’s stranded costs (determined pursuant to Section 39.253(f)) which were securitized pursuant to the Financing Order dated              in Docket No.              by (b) the Company’s total stranded costs (determined pursuant to Section 39.253(f)). The Company shall file the adjustments required herein, within 45 days after the Commission issues any order determining a utility’s stranded costs or regulatory assets that causes the total statewide stranded costs (determined pursuant to Section 39.253(f) to exceed $5 billion or changes the amount by which the total statewide stranded costs (determined pursuant to Section 39.253(f)) exceed $5 billion. Any changes in Transition Charges resulting from a change in the initial or adjusted PBRAFs under this Part D shall be made prospectively from the date of the Commission’s order approving adjusted PBRAFs under this Part D. No change in an initial or adjusted PBRAF shall cause the sum of all PBRAFs to be more than or less than 100% or change the total Periodic Billing Requirement for any period. Transition Charges for services rendered prior to such effective date will not be changed. Future changes to the PBRAFs underlying the recomputed Transition Charges, if necessary under Parts A – D of this Section 6 will be computed pursuant to this Section 6 using the initial and adjusted PRBAFs as determined by the Commission pursuant to this Part D.

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

SECTION 7: TRANSITION CHARGES

The Transition Charges to be applied beginning on the effective date of this Schedule TC3 are set out below. Transition Charges to be applied in subsequent periods (Adjusted Transition Charges) will be determined in the manner described in Section 8.

TRANSITION CHARGES

TRANSITION CHARGE CLASS	PER UNIT CHARGE		BILLING UNIT
Residential		$0.000434	Per kWh
MGS	$ $	0.205344 0.001021	Per kW Per kWh
LGS	$ $	0.449211 0.755360	Per kVa Per kW
LOS-A		$0.269935	Per kW
LOS-B		$0.658851	Per kW
Non-Metered Lighting		$0.000545	Per kWh

CAPPED CLASSES:
Standby Electric Service- Distribution		$0.064564	Per kW
Interruptible Service Supplemental- Distribution		($0.159460)	Per kW
Interruptible Service –Thirty Minute Notice		$0.019310	Per kW
Interruptible Service –Ten Minute Notice		$0.038257	Per kW
Interruptible Service –Instantaneous		($0.001319)	Per kW
Interruptible Service Supplemental - Transmission		$0.244664	Per kW
Standby Electric Service - Transmission		$0.186040	Per kW
Standby Interruptible Service		$0.011021	Per kW
Special Contract Pricing		$0.421300	Per kW

The Transition Charges shall be applied on a kW basis for all service provided at Transmission voltage and for all service provided to Capped Classes and to any LGS customer that also received SES-Distribution service. The kW to be used in calculating the bill for those customers obligated to pay on a kW basis will be the highest kW for the month measured over a one hour

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

period occurring on weekdays (Monday through Friday) during the sixteen hours beginning with and including the hour that ends at seven (a.m.) (07:00) and extending until the hour that ends at ten p.m. (22:00), local time (central standard or central daylight saving time, as appropriate).

Except for customers in the MGS class, the Transition Charges shall be applied on a kVa basis for all service provided at distribution voltage (other than service at distribution voltage to Capped Classes or to LGS customers that also received SES-Distribution service) and whose kVa is greater than 10 kVa in the billing month. The kVa will be the highest kVa measured over a 15 minute period during the month if the metering equipment has indicators for measuring and recording only the highest demand during the billing period, otherwise if the metering equipment measures and records continuously for all 15 minute periods the kVa will be the average of the 4 highest 15 minute periods measured during the billing period. If the demand meters used to meter service to a customer measure service is on a kW basis instead of a kVa basis or measure in intervals different than 15 minutes (e.g. 5, 10, 30 minutes) the transition charge to the customer will be based on the kW with the interval measurement period closest to a 15 minute period.

Transition Charges will be applied on a kWh basis for those customers with watt-hour meters and those customers with demand meters whose measured demand is 10 kVa or less, all Residential customers, all Non-Metered Lighting customers and all MGS customers served at distribution voltage.

Each retail customer shall be obligated to pay Transition Charges for its applicable class. The Transition Charge shall be applied to all service received by the customer during the applicable billing period. If a customer was taking service in more than one rate class through one point of service on April 30,1999, or on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, its Transition Charges shall be determined as follows:

1.	For customers taking service under two or more rates through a single meter, the following order will be used to determine Transition Charges for the customer:

(a)

If the customer takes service in one or more Capped Classes (other than SCP) through a single meter, the service shall be allocated first to Capped Classes in ascending order of unit Transition Charges beginning with the Capped Class with the lowest unit Transition Charge. All service to the customer, up to the lesser of (i) the highest hourly on-peak kW for total premises load (Total kW) or the Monthly Cap for the class, shall be deemed to be service under the Capped Class with the lowest unit Transition Charge. If the Total kW is greater than the Monthly Cap for the class with lowest unit Transition Charge, the difference up to the

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Monthly Cap for the Capped Class with the next lowest unit Transition Charge will be deemed to be service under the Capped Class with the next lowest unit Transition Charge. The remainder will then similarly be allocated to each other Capped Class under which the customer is served until the Total kW has been allocated or all applicable Monthly Caps have been reached.

(b)	If the total amount allocated to Capped Classes under (a) is less than the Total kW, the remainder, up to the Monthly Cap for SCP shall be deemed to be service provided under SCP.

(c)	Any amount remaining after the allocations in (a) and (b) will be deemed to be service provided under the Transition Charge Class (other than Capped Classes and SCP) that is applicable to the customer. If the customer is not otherwise taking service under any Transition Charge Class (other than Capped Classes and SCP) the amount remaining after the allocations in (a) and (b) shall be deemed to be service under LOS-A, if the customer is served at transmission voltage, or under LGS, if the customer is served at distribution voltage.

In addition, each customer which has New On-Site Generation shall pay an amount each month computed by multiplying the output of the on-site generation used to serve the internal electric requirements of the customer (either kW or kVa, as determined by the Transition Charge class for which the customer would qualify if it were being served by the Company or an REP) by the Transition Charge in effect for services provided to customers in that class during the month. This amount shall be in addition to any Transition Charges applicable to energy or demand actually delivered to the customer through the Company’s or another T&D Provider’s facilities.

SECTION 8: STANDARD TRUE-UP FOR ADJUSTMENT OF TRANSITION CHARGES

Transition Charges will be adjusted annually effective on              to ensure that the expected collection of Transition Charges is adequate to pay principal and interest on the transition bonds when due pursuant to the expected amortization schedule, and pay as due all other qualified costs. In addition to these annual true-up adjustments, true-up adjustments may be made more frequently at any time during the term of the transition bonds to correct any undercollection or overcollection, as provided for in the Financing Order, in order to assure timely payment of transition bonds based on rating agency and bondholder considerations. In addition to the foregoing, either of the following two conditions may result in an interim true-up adjustment in the month prior to an upcoming transition bond principal payment date:

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

(a)	The collection of transition charges for the upcoming payment date will result in a difference that is greater than 5% in absolute value, between (i) the actual outstanding principal balances of the transition bonds plus amounts on deposit in the reserve subaccount and (ii) the outstanding principal balances anticipated in the target amortization schedule; or

(b)	To meet a rating agency requirement that any series of transition bonds be paid in full by the expected maturity date for any series of transition bonds that matures after a date determined mutually, at the time of pricing by CenterPoint Houston and the Commission's designated personnel or financial advisor.

In no event will interim true-up adjustments occur more frequently than every three months if quarterly transition bond payments are required or every six months if semi-annual transition bond payments are required; provided, however, that interim true-up adjustments for any transition bonds remaining outstanding during the fourteenth and fifteenth year after the bonds are issued may occur quarterly.

All annual and interim adjustments will be designed to cause (i) the outstanding principal balance of the transition bonds to be equal to the scheduled balance on the expected amortization schedule; (ii) the amount in the capital subaccount to be equal to the required capital plus any investment earnings on amounts in the capital subaccount to the extent that the investment earnings have not been released to the SPE and (iii) the reserve subaccount to be zero by the payment date immediately preceding the next adjustment or by the final payment date, if the next payment date is the final payment date.

Part A: TRUE-UP ADJUSTMENT PROCEDURE FOR STANDARD AND INTERIM TRUE-UPS

Servicer will calculate the Adjusted Transition Charges using the methodology described below and will file the Adjusted Transition Charges with the Commission. Annual adjustments will be filed 15 days prior to the effective date of the Adjusted Transition Charges unless an adjustment to the PBRAFs is required under Section 6 (including Intra-Group Allocation Adjustments under Part D of Section 6) in which case the annual adjustment will be filed not later than 90 days prior to the effective date. Interim Adjustments will be filed not less than 15 days prior to the effective date of the Adjusted Transition Charges.

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Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

The Adjusted Transition Charge for the upcoming period for each class (TCc) shall be computed as follows:

For the residential class,

TCc= PBRT*(PBRAFc+PBRAFAc+YPBRAFAct)/FBUc

For classes in the Commercial and Industrial TC Groups, except if any class in the Industrial Group is forecast for the ensuing period to experience more than a 10% reduction in billing determinants compared to the industrial base billing determinants for that class, then the transition charges for the classes within the Industrial TC Group will be determined according to Section 8, Part B:

TCc = TCc-1 {S [PBRT * (PBRAFc+PBRAFAc+YPBRAFAct)] / S(TCc-1*FBUc)}

For all classes in the applicable group.

Where

TCc-1 = the transition charge for that class from the previous period

PBRT= Periodic Billing Requirement for the ensuing period (the 12 months beginning on the effective date of the adjusted transition charges in the case of annual true-ups and the period until the next scheduled annual true-up in the case of interim adjustments). The Periodic Billing Requirement will be the amounts required to pay principal and interest on the transition bonds when due pursuant to the expected amortization schedule, pay as due all other qualified costs, and recover any net system under-collections or credit any net system over-collections so that (i) the outstanding principal balance of the transition bonds will be equal to the scheduled balance on the expected amortization schedule; (ii) the amount in the capital subaccount will be equal to the required capital plus any investment earnings on amounts in the capital subaccount to the extent that the investment earnings have not been released to the SPE and (iii) the reserve subaccount will be zero by the payment date immediately preceding the next adjustment or by the final payment date, if the next payment date is the final payment date.

PBRAFc = the PBRAFs then in effect, or if an adjustment has been made under Section 6, Part A, the adjusted PBRAFs from Section 6, Part A.

PBRAFAc= the adjustment (if any) from Section 6, Part B, Step 5

YPBRAFAct= the adjustment from Section 6, Part C, Step 5 for every year t in which an adjustment was made unless that adjustment was discontinued under Section 6, Part C, Step 6.

FBUc= the forecasted billing determinants for the upcoming period

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Part B: Intra Industrial Group Adjustments Due to Cumulative Load Loss Not Attributable to Eligible Generation

In connection with each annual Standard True-up Adjustment, the Company will compare the projected billing determinants being used to set Transition Charges for each Industrial Group Transition Charge Class during the ensuing year to the billing determinants for the period November 2003 through October 2004 (adjusted to exclude any billing determinants attributable to Eligible Generation if any adjustment was made under Section 6, Part A after October 2004) (such billing determinants as adjusted are hereafter referred to as the “Industrial Base Year Billing Determinants”). The Transition Charges of all Transition Charge Classes in the Industrial TC Group will be adjusted if one or more Transition Charge Classes experience load loss (calculated excluding load loss attributable to Eligible Generation for which adjustments have been made under Section 6, Part A but including load loss attributable to small power production facilities of 10 megawatts or less) aggregating more than 10% on a cumulative basis when measured against the Industrial Base Year Billing Determinants. The adjustments under this Part B will be made using the following procedures:

Step 1:

If FBUc /IBDc ≥ 0.90 for each Industrial TC Class	Then, no adjustments will occur under this Section 8, Part B and the transition charge for each Industrial TC class will be calculated under Section 8, Part A.

If FBUc /IBDc < 0.90 for any Industrial TC Class (Load Loss Class)	Then, adjustments will be calculated pursuant to Steps 2 through 6.

Where: FBUc = forecasted billing determinants for class c IBDc = Industrial Base Year Billing Determinants for class c

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Step 2:

For each Industrial TC Class in Step 1 where FBUc /IBDc < 0.90, a reduction amount (REDc) will be calculated as follows:

REDc= PBRc – TCLLC

Where:

PBRc = PBRT * PBRAFc

TCLLc = Test Collections with 10% Load Loss for Class c = [PBRc/ (IBDc * 0.9)] * FBUc

PBRT = total periodic billing requirement for upcoming period

PBRAFc= the PBRAFs then in effect, including any adjustment made under Section 6, Part A; plus any adjustment made under Section 6, Part B and Section 6, Part C unless the adjustment was discontinued.

Step 3:

For each Industrial TC class for which a reduction amount was not calculated in Step 2 and whose TCc-1 ≤ TCLOSA-1, a reallocation amount shall be calculated as follows:

RAc = IAPc * S REDc for all classes

Where:

IAPc = Intra-Group Allocation Percentage for class c = PBRAFc / S PBRAFc for all Industrial TC Classes for which a reduction amount was not calculated in Step 2 and whose TCc-1 ≤ TCLOSA-1

TCLOSA-1 = Transition Charge implemented for the LOSA TC class in the last true-up filing

TCc-1 = Transition Charge implemented for class c in the last true-up filing

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Step 4:

The adjusted transition charge for a class (TCc) shall be calculated as follows:

For those Industrial TC Classes receiving a reallocation amount in Step 3:

TCc = [PBRc + RAc] / FBUc

For all other Industrial TC Classes:

TCc = [PBRc – REDc] / FBUc

Step 5:

Calculate the percent increase in the Transition Charge from the Base Year as follows:

PIc = (TCc/TCcBASE )- 1

Where:

TCc = The adjusted transition charge calculated in Step 4

TCcBASE = The transition charge calculated using the Industrial Base Year Billing Determinants.

Step 6:

A.	For any Industrial TC Class where PI is less than the PI for the TC Classes identified in Step 1 as Load Loss Classes:

TCcFINAL = TCc

B.	If PI for any Industrial TC Class is greater than or equal to the PI for the Load Loss Classes identified in Step 1, then calculate an initial Equal Percent Increase for that class and the Load Loss Classes identified in Step 1:

TCcFINAL = TCcBASE * (1 + EPIINITIAL)

Where:

EPIINITIAL = initial Equal Percent Increase = S (TCc * FBUc)/ S (TCcBASE*FBUc) for only those Industrial TC Classes identified in Step 1 as Load Loss Classes and TC classes with a PI greater than or equal to those Industrial TC Load Loss Classes identified in Step 1.

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

C.	In the event that EPIINITIAL for any Industrial TC Class, other than a Load Loss Class identified in Step 1, exceeds the PIc calculated in Step 5, then for that Class,

TCcFINAL = TCc

D.	For the remaining classes, a final Equal Percent Increase will be calculated to reflect the exclusion of the Classes identified in Step 6, Parts A and C above as follows:

TCcFINAL = TCcBASE * (1 + EPIFINAL)

Where:

EPIFINAL = final Equal Percent Increase = S (TCc * FBUc)/ S (TCcBASE*FBUc) for only those Industrial TC Classes remaining in Step 6, Part D.

SECTION 9: BILLING AND COLLECTION TERMS AND CONDITIONS

Transition Charges will be billed and collected as set forth in this ScheduleTC3. The terms and conditions for each party are set forth below.

A.	Billings by Servicer to other T or D Providers:

1.	Transition Charges applicable to former retail customers of the Company in multiply certificated service areas who are now taking service directly from other T or D Providers or through REPs served by other T or D Providers will be billed to and collected from the other T or D Provider, which, in turn will be responsible for collecting the Transition Charges from the retail customers and REPs.

2.	The T or D Provider shall pay all Transition Charges not later than 35 days after bill is mailed by Servicer. The T or D Provider shall make such payment regardless of whether it collects such charges from the end-use retail customer or REP.

B.	Billings by Servicer to New On-Site Generation:

1.	Customers subject to Transition Charges for New On-Site Generation shall pay such charges in full not later than sixteen days after the date the bill is mailed to the customer.

2.	Transition Charges applicable to New On-Site Generation are in addition to applicable transition charges under A above or C below.

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

3.	If the entity with New On-Site Generation receives transmission or distribution service from the Company or another T or D Provider, Servicer shall have the same right to terminate service or require the other provider to terminate service for non-payment of Transition Charges as the Company has to terminate service for non-payment of charges under the Company’s rate schedules. Any termination shall comply with applicable Commission rules.

C.	Billings by the REP or its replacement to end-use customers:

1.	REPs will bill and collect, or cause to be billed and collected, all Transition Charges applicable to consumption by retail customers served by the REP.

2.	If Servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If Servicer is not providing the metering, the entity providing metering services will be responsible for complying with Commission rules and ensuring that Servicer and the REP will receive timely and accurate metering data in order for Servicer to meet its obligations under the Servicing Agreement and the Financing Order with respect to billing and true-ups.

3.	Each REP must (1) have a long-term, unsecured credit rating of not less than “BBB-” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively, or (2) provide (A) a deposit of two months’ maximum expected Transition Charge collections in the form of cash, (B) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of Transition Charge collections in the event that the REP defaults in its payment obligations, or (C) a combination of any of the foregoing. A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion. The indenture trustee shall be the beneficiary of any affiliate guarantee, surety bond or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit ratings of not less than “BBB-” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively.

4.

If the long-term, unsecured credit rating from either Standard & Poor’s or Moody’s Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below “BBB-” or “Baa3” (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade. A REP failing to make such provision must comply with the provisions set forth in paragraph 3 of Section D, Billings by Servicer to the REP or its replacement (when applicable).

5.	The computation of the size of a required deposit shall be agreed upon by Servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months’ maximum collections. Within 10 business days following such review, (1) the REP shall remit to the indenture trustee the amount of any shortfall in such required deposit or (2) Servicer shall instruct the indenture trustee to remit to the REP any amount in excess of such required deposit. A REP failing to so remit any such shortfall must comply with the provisions set forth in Paragraph 3 of the Section D, Billings by Servicer to the REP or its replacement (when applicable). REP cash deposits shall be held by the indenture trustee, maintained in a segregated account, and invested in short-term high quality investments, as permitted by the rating agencies rating the transition bonds. Investment earnings on REP cash deposits shall be considered part of such cash deposits so long as they remain on deposit with the indenture trustee. At the instruction of Servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the transition bonds unless otherwise utilized for the payment of the REP’s obligations for Transition Bond payments. Once the deposit is no longer required, Servicer shall promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP.

6.	In the event that a REP or the Provider of Last Resort (POLR) is billing customers for Transition Charges, the REP shall have the right to transfer the customers to the POLR (or to another certified REP) or to direct Servicer to terminate transmission and distribution service to the end-use customer for non-payment by the end-use customer pursuant to applicable Commission rules.

D.	Billings by Servicer to the REP or its replacement (when applicable):

1.	Servicer will bill and collect from REPs all Transition Charges applicable to consumption by retail customers served by the REP, including applicable customers served by New On-Site Generation.

2.

Payments of Transition Charges are due 35 calendar days following each billing by Servicer to the REP, without regard to whether or when the REP receives payment from the end-use retail customers. Servicer shall accept payment by electronic funds transfer, wire transfer, and/or check. Payment will be considered received the date the electronic funds transfer or wire transfer is received by

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

Servicer, or the date the check clears. A 5% penalty is to be charged on amounts received after 35 calendar days; however, a 10 calendar-day grace period will be allowed before the REP is considered to be in default. A REP in default must comply with the provisions set forth in paragraph 3 of this Section D. The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to Servicer. The “current amount” consists of the total unpaid Transition Charges existing on the 36th calendar day after billing by Servicer. Any and all such penalty payments will be made to the indenture trustee to be applied against Transition Charge obligations. A REP shall not be obligated to pay the overdue Transition Charges of another REP. If a REP agrees to assume the responsibility for the payment of overdue Transition Charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP shall not be assessed the 5% penalty upon such Transition Charges; however, the prior REP shall not be relieved of the previously-assessed penalties.

3.

After the 10 calendar-day grace period (the 45th calendar day after the billing date), Servicer shall have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid Transition Charges and associated penalties due Servicer after the application of the REP’s deposit or alternate form of credit support. In addition, a REP that is in default with respect to the requirements set forth in paragraphs 4 and 5 of Section C and paragraph 2 of this Section D shall select and implement one of the following options:

(a)	Allow the POLR or a qualified REP of the customer’s choosing to immediately assume the responsibility for the billing and collection of Transition Charges.

(b)	Immediately implement other mutually suitable and agreeable arrangements with Servicer. It is expressly understood that Servicer’s ability to agree to any other arrangements will be limited by the terms of the Servicing Agreement and requirements of rating agencies that have rated the transition bonds necessary to avoid suspension, withdrawal or downgrade of the ratings on the transition bonds.

(c)	Arrange that all amounts owed by retail customers for services rendered be timely billed and immediately paid directly into a lock-box controlled by Servicer with such amounts to be applied first to pay Transition Charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP.

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

If a REP that is in default does not immediately select and implement one of the options specified in (a), (b) or (c) or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then Servicer shall immediately implement option (a), subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy. Upon re-establishment of compliance with the requirements set forth in paragraphs 4 and 5 of Section C and paragraph 2 of this Section D and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph 3.

4.

The POLR appointed by the Commission must meet the minimum credit rating or deposit/credit support requirements described in paragraph 3 of Section C (“Billings by the REP or its Replacement to end-use customers”) in addition to any other standards that may be adopted by the Commission. If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of Transition Charges will immediately be transferred to and assumed by Servicer until a new POLR can be named by the Commission or the customer requests the services of a certified REP. Retail customers may never be re-billed by the successor REP, the POLR, or Servicer for any amount of Transition Charges they have paid their REP (although future Transition Charges shall reflect REP and other system-wide charge-offs). Additionally, if the amount of the penalty detailed in paragraph 2 of this Section D is the sole remaining past-due amount after the 45th calendar day, the REP shall not be required to comply with clauses (a), (b) or (c) of paragraph 3 of this Section D, unless the penalty is not paid within an additional 30 calendar days.

5.	In the event that Servicer is billing customers for Transition Charges, Servicer shall have the right to terminate transmission and distribution service to the end-use customer for non-payment by the end use customer pursuant to applicable Commission rules.

6.	The REP will be allowed to hold back an allowance for charge-offs in its payments to Servicer. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. In the initial year, REPs will be allowed to remit payments based on the same charge-off percentage then being used by the REP to remit payments to the servicer in connection with transition charges related to transition bonds issued by CenterPoint Energy Transition Bond Company II, LLC on December 16, 2005. On an annual basis in connection with the true-up adjustment process, the REP and Servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and Servicer, provided that:

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

(a)	The REP’s right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing Transition Charges) have been written off.

(b)	The REP’s recourse will be limited to a credit against future Transition Charge payments unless the REP and Servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, the SPE or the SPE’s funds for such payments.

(c)	The REP shall provide information on a timely basis to Servicer so that Servicer can include the REP’s default experience and any subsequent credits into its calculation of the adjusted Transition Charge rates for the next transition charge billing period and the REP’s rights to credits will not take effect until such adjusted Transition Charge rates have been implemented.

7.	In the event that a REP disputes any amount of billed Transition Charges, the REP shall pay the disputed amount under protest according to the timelines detailed in paragraph 2 of this Section D. The REP and Servicer shall first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission. If the REP is successful in the dispute process (informal or formal), the REP shall be entitled to interest on the disputed amount paid to Servicer at the Commission-approved interest rate. Disputes about the date of receipt of Transition Charge payments (and penalties arising thereof) or the size of a required REP deposit will be handled in a like manner. It is expressly intended that any interest paid by Servicer on disputed amounts shall not be recovered through Transition Charges if it is determined that Servicer’s claim to the funds is clearly unfounded. No interest shall be paid by Servicer if it is determined that Servicer has received inaccurate metering data from another entity providing competitive metering services pursuant to Utilities Code Section 39.107.

8.	If Servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If Servicer is not providing the metering, the entity providing metering services will be responsible for complying with Commission rules and ensuring that Servicer and the REP will receive timely and accurate metering data in order for Servicer to meet its obligations under the Servicing Agreement and the Financing Order with respect to billing and true-ups.

Revision Number: Original	Effective: 9/30/07

Chapter 6: Company Specific Items	Sheet No. 6.7.3

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area	CNP 895

OTHER TERMS AND CONDITIONS

If the customer or REP pays only a portion of its bill, a pro-rata portion of Transition Charge revenues shall be deemed to be collected. The Company will allocate any shortfall first, ratably based on the amount owed for Transition Charges and the amount owed for other fees and charges, other than late charges, owed to the Company or any successor, and second, all late charges shall be allocated to the Company or any successor.

If the Company does not regularly include the notice described below in the bills sent by it to REPs or directly to retail customers, then at least once each year the Company shall cause to be prepared and delivered to REPs and such customers a notice stating, in effect, that the amount billed includes Transition Charges which were authorized by the Financing Order dated              and have been transferred to and are being collected on behalf of CenterPoint Energy Transition Bond Company III, LLC and are not owned by the Company. In the customer’s initial bill from the REP and at least once each year thereafter, each REP that bills Transition Charges shall cause to be prepared and delivered to its customers a notice stating, in effect, that the amount billed includes Transition Charges which were authorized by the Financing Order dated              and have been transferred to and are being collected on behalf of CenterPoint Energy Transition Bond Company III, LLC and are not owned by the REP or the Company, and that under certain circumstances described in Schedule TC3 Servicer may be permitted to collect the Transition Charges directly from the retail customer. Such notice shall be included either as an insert to or in the text of the bills delivered to such REPs or customers, as applicable, or shall be delivered to REPs or customers by electronic means or such other means as Servicer or the REP may from time to time use to communicate with their respective customers.

Revision Number: Original	Effective: 9/30/07

DOCKET NO. 34448

FINANCING ORDER

APPENDIX C

UP-FRONT QUALIFIED COSTS AND ONGOING QUALIFIED COSTS

Appendix C

Up-front Costs Eligible for Securitization and On-going Costs Recoverable Through TC3

		Up-front Costs[1]	On-going Costs
Item 1	Underwriters’ Fees	$0	2007	$0
Item 2	Legal Fees/Exp for Company’s/Issuer’s Counsel	$0	2008	737,514
Item 3	Rating Agency Fees	$0	2009	632,191
Item 4	Fee for Company’s Financial Advisor	$0	2010	632,191
Item 5	Printing/Edgarizing Expenses	$0	2011	632,191
Item 6	SEC Registration Fee	$0	2012	632,191
Item 7	Securitization Proceeding Expenses	$0	2013	632,191
Item 8	Miscellaneous Administrative Costs	$0	2014	632,191
Item 9	Accountant’s Fees	$0	2015	632,191
Item 10	Servicer Set-up Costs	$0	2016	632,191
Item 11	Trustee’s/Trustee’s Counsel Fees and Expenses	$0	2017	632,191
			2018	632,191
			2019	632,191
			2020	632,191
			2021	316,095

Total Capped Upfront Qualified Costs		$5,715,000	Total	$8,639,899

Itemized On-going Costs
On-going Servicer Fee (CEHE as Servicer) (0.05% of principal amount)	$279,191
On-going Servicer Fee (Third Party as Servicer) (0.60% of principal amount)	3,350,290
Administration Fee	100,000
Accountants’ Fee	75,000
Legal Fees/Expenses for Company’s/Issuer’s Counsel	50,000
Trustee’s/Trustee’s Counsel Fees and Expenses	4,500
Independent Managers’ Fee	3,500
Rating Agency Fees	50,000
Printing/EDGARization Expenses	20,000
Miscellaneous	50,000

TOTAL (CEHE as Servicer)	$632,191

TOTAL (Third Party as Servicer)	$3,703,290

[1]	No amounts are indicated for the line item detail of estimated upfront qualified costs because the total amount for upfront qualified costs is capped.